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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                 SRS LABS, INC.,

                            VALENCE TECHNOLOGY INC.,

                                       AND

                        THOMROSE HOLDINGS (BVI) LIMITED,
                       CAPE SPENCER INTERNATIONAL LIMITED,
                               RAYFA (BVI) LIMITED
                             AND ANKI (BVI) LIMITED



                          DATED AS OF FEBRUARY 24, 1998
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                                TABLE OF CONTENTS

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ARTICLE 1      PURCHASE, SALE AND EXCHANGE OF SHARES; CLOSING.........................2
        1.1    Purchase, Sale and Exchange of Shares..................................2
        1.2    Consideration..........................................................2
        1.3    Closing................................................................3
        1.4    The Selling Shareholders' and Valence's Deliveries.....................3
        1.5    Buyer's Deliveries.....................................................5
        1.6    All Transactions Simultaneous..........................................5

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.............5
        2.1    Authority..............................................................5
        2.2    Due Execution..........................................................6
        2.3    The Valence Shares.....................................................6
        2.4    No Conflict............................................................6
        2.5    Consents...............................................................7
        2.6    Actions and Proceedings, etc...........................................7
        2.7    Investment Representations and Warranties..............................7
        2.8    Accuracy of Documents and Information.................................10

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF
               THE SELLING SHAREHOLDERS AND VALENCE..................................10
        3.1    Authority.............................................................11
        3.2    No Conflict...........................................................11
        3.3    Consents..............................................................11
        3.4    Organization, Good Standing and Qualification.........................12
        3.5    Capital Structure.....................................................12
        3.6    Financial Statements..................................................12
        3.7    Absence of Undisclosed Liabilities....................................14
        3.8    Tax Returns and Payments..............................................14
        3.9    Absence of Certain Changes or Events..................................16
        3.10   Accounts Receivable...................................................17
        3.11   Inventories...........................................................17
        3.12   Interests in Real Property............................................17
        3.13   Personal Property.....................................................18
        3.14   Intangible Property Rights............................................19
        3.15   Title to Assets.......................................................19
        3.16   Litigation............................................................20
        3.17   Contracts and Permits.................................................20
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        3.18   Existing Employment Contracts.........................................21
        3.19   Insurance.............................................................22
        3.20   Compliance with Laws..................................................22
        3.21   Interest in Customers, Suppliers and Competitors......................22
        3.22   Corporate Documents...................................................22
        3.23   Personnel Identification and Compensation.............................23
        3.24   Powers of Attorney and Suretyships....................................23
        3.25   Employees.............................................................23
        3.26   Credit Cards..........................................................24
        3.27   Bank Accounts.........................................................24
        3.28   Environmental Matters.................................................25
        3.29   Labor Relations.......................................................25
        3.30   Customers and Suppliers...............................................25
        3.31   Unlawful Payment......................................................25
        3.32   Restrictive Covenants.................................................26
        3.33   Hart-Scott-Rodino Act.................................................26
        3.34   Insolvency............................................................26
        3.35   Tax Status............................................................26
        3.36   Accuracy of Documents and Information.................................26

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF BUYER...............................27
        4.1    Corporate Existence and Authority.....................................27
        4.2    No Conflict...........................................................27
        4.3    Consents..............................................................28
        4.4    Binding Obligations...................................................28
        4.5    Representations.......................................................28
        4.6    Capital Stock.........................................................28
        4.7    Shares Acquired for Investment........................................28
        4.8    Corporate Documents...................................................28
        4.9    Financial Statements..................................................29
        4.10   Absence of Undisclosed Liabilities....................................29
        4.11   Status of Buyer's Shares and Common Stock.............................30
        4.12   Governmental Proceedings..............................................30
        4.13   No Conflict...........................................................30
        4.14   Intellectual Property.................................................30
        4.15   Absence of Certain Changes or Events..................................31
        4.16   Compliance with Laws..................................................31
        4.17   Accuracy of Documents and Information.................................32

ARTICLE 5      COVENANTS OF THE SELLING SHAREHOLDERS
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               AND VALENCE...........................................................32
        5.1    Buyer's Access to Premises and Information............................32
        5.2    Representations and Warranties True at Closing........................32
        5.3    Interim Operations....................................................32
        5.4    Notice of Proceedings.................................................35
        5.5    Proposals to Valence and the Selling Shareholders.....................36
        5.6    Non-Competition.......................................................36
        5.7    Additional Financial Statements.......................................36
        5.8    Tax Returns...........................................................37

ARTICLE 6      COVENANTS OF BUYER....................................................37
        6.1    Representations and Warranties True at Closing........................37
        6.2    Notice of Proceedings.................................................38
        6.3    Additional Financial Statements, Press Releases and SEC Filings.......38

ARTICLE 7      REMAKING OF REPRESENTATIONS, WARRANTIES,
               ETC. AT CLOSING AND SURVIVAL OF TERMS.................................38

ARTICLE 8      CONDITIONS TO THE OBLIGATIONS OF BUYER................................39
        8.1    Representations and Warranties True at Closing........................39
        8.2    Performance of the Selling Shareholders and Valence...................39
        8.3    Authority Relating to this Agreement..................................39
        8.4    Opinion of Counsel for the Selling Shareholders and Valence...........39
        8.5    Documents from the Selling Shareholders and Valence...................39
        8.6    Absence of Litigation, Etc............................................40
        8.7    Material Changes in Business..........................................40
        8.8    Consents..............................................................40
        8.9    All Conditions Satisfied..............................................41
        8.10   Stock Purchase Agreement..............................................41
        8.11   Option Agreement......................................................41
        8.12   Shareholders Agreement................................................41
        8.13   Valence Options.......................................................41
        8.14   Due Diligence.........................................................41
        8.15   Currency Fluctuation..................................................42
        8.16   Shares Held by Nominee Shareholder....................................42
        8.17   Employment Agreements.................................................42
        8.18   Non-Competition Agreement.............................................42

ARTICLE 9      CONDITIONS TO THE OBLIGATIONS OF
               THE SELLING SHAREHOLDERS AND VALENCE..................................42
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        9.1    Representations and Warranties True at Closing........................42
        9.2    Buyer's Performance...................................................43
        9.3    Authority Relating to this Agreement..................................43
        9.4    Opinion of Counsel....................................................43
        9.5    Documents from Buyer..................................................43
        9.6    Consents..............................................................43
        9.7    All Conditions Satisfied..............................................43
        9.8    Absence of Litigation, Etc............................................44
        9.9    Material Changes in Business..........................................44
        9.10   Employment Agreements.................................................44
        9.11   Due Diligence.........................................................44
        9.12   Currency Fluctuation..................................................45
        9.13   Board of Directors....................................................45
        9.14   Additional Cash Payment...............................................45

ARTICLE 10     INDEMNIFICATION.......................................................45
        10.1   Indemnification by Valence and the Selling Shareholders...............45
        10.2   Indemnification by Buyer..............................................46
        10.3   Notice of Claim.......................................................46
        10.4   Defense...............................................................46
        10.5   Duration of Parties' Obligations......................................47
        10.6   Arbitration...........................................................47
        10.7   Limitations on Amount -- Valence and the Selling Shareholders.........48
        10.8   Limitations on Amount -- Buyer........................................48
        10.9   Right of Offset.......................................................48

ARTICLE 11     TERMINATION...........................................................49
        11.1   Mutual Agreement......................................................49
        11.2   Termination by Buyer..................................................49
        11.3   Termination by the Selling Shareholders and Valence...................49
        11.4   Effect of Termination.................................................49

ARTICLE 12     COSTS.................................................................49
        12.1   Finder's or Broker's Fees.............................................49
        12.2   Expenses..............................................................50
        12.3   Audit Fees............................................................50

ARTICLE 13     DEFINITIONS AND ACCOUNTING TERMS......................................50
        13.1   Certain Defined Terms.................................................50
        13.2   Accounting Terms......................................................53
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ARTICLE 14     MISCELLANEOUS.........................................................53
        14.1   Headings..............................................................53
        14.2   Entire Agreement; Modification; Waiver................................53
        14.3   Counterparts..........................................................53
        14.4   Parties in Interest...................................................53
        14.5   Assignment............................................................54
        14.6   Notices...............................................................54
        14.7   Governing Law.........................................................55
        14.8   Venue.................................................................55
        14.9   Prior Agreements......................................................55
        14.10  Further Assurances....................................................55
        14.11  Gender................................................................55
        14.12  Validity; Severability................................................56
        14.13  Press Release.........................................................56
        14.14  Tax Elections.........................................................56
        14.15  Statutory Books and Records...........................................56

SIGNATURES ..........................................................................57

INDEX TO SCHEDULES AND EXHIBITS .....................................................59
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SCHEDULES
   1.2            Allocation of Purchase Price Consideration
   1.4(c)         Resigning Officers and Directors
   2.4            Conflicts of the Selling Shareholders
   2.5            Consents of the Selling Shareholders
   2.7            Unaudited Representations of Buyer
   3.2            Conflicts of the Companies
   3.3            Consents of the Companies
   3.5            Capital Structure of the Companies
   3.6            Outstanding Debt owned by Valence Technology, Inc.
   3.7            Material Liability, Indebtedness or Obligation Since Balance
                  Sheet Date
   3.8            Tax Returns and Payments
   3.9            Certain Changes and Events of the Companies Since April 1,
                  1997
   3.12           Leases by the Companies of Real Property
   3.13           Personal Property
   3.14           Design Library
   3.15           Title to Assets
   3.16           Litigation
   3.17           Certain Contracts and Permits of the Companies


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   3.18           Employment Contracts with Termination Notification Periods
                  Exceeding 30 days
   3.19           Insurance Policies
   3.20           Violation of Laws
   3.21           Interest in Customers, Suppliers and Competitors
   3.24           Powers of Attorney and Suretyships
   3.25           Employees - Non-Cash Compensation
   3.26           Credit Cards
   3.27           Bank Accounts of The Companies
   3.28           Environmental Matters
   3.29           Labor Relations
   3.30(a)        Certain Customers Accounting for over 5% of the Revenue of a
                  Company for the Twelve Months ended December 31, 1997
   3.30(b)        Customers and Suppliers who may be Prejudicially Affected by
                  the Execution or Completion of this Stock Purchase Agreement
   3.32           Restrictive Covenants and Agreements of the Companies
   4.3            Consents and Filings
   4.6            Outstanding Warrants and Options
   4.10           Undisclosed Liabilities of Buyer
   4.11           Status of Buyer's Shares and Common Stock
   4.15           Transactions Outside the Ordinary Course of Business
   4.16           Violations/Non-Compliance with Laws
   5.3(b)(xiii)   Commitment for Capital Expenditures over US $25,000

EXHIBITS
   1.2(c)         Form of Escrow Agreement
   8.4 A          Form of Opinion of Milbank, Tweed, Hadley & McCloy
   8.4 B          Form of Opinion of Harney Westwood & Riegels
   8.4 C          Form of Opinion of Victor Chu & Co.
   8.17 A         Form of Employment Agreement (Thomas Wah Tong Wan)
   8.17 B         Form of Employment Agreement (Choi Yat Ming)
   8.17 C         Form of Employment Agreement (Wong Yin Bun)
   8.18 A         Form of Noncompetition Agreement (Thomas Wah Tong Wan)
   8.18 B         Form of Noncompetition Agreement (Choi Yat Ming)
   8.18 C         Form of Noncompetition Agreement (Wong Yin Bun)
   9.4            Form of Opinion of Paul, Hastings, Janofsky & Walker, LLP
   13.1           Consolidated Balance Sheet


     The Schedules and Exhibits referenced above have not been filed herewith. The Company will furnish supplementally a copy of any omitted schedule to the U.S. Securities and Exchange Commission upon request.

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                            STOCK PURCHASE AGREEMENT


      This STOCK PURCHASE AGREEMENT (this Stock Purchase Agreement, including all exhibits attached hereto are collectively referred to as the "Agreement") is made and entered into as of the 24th day of February, 1998, by and among SRS Labs, Inc., a Delaware corporation ("Buyer"), Valence Technology Inc., a British Virgin Islands company ("Valence"), and Thomrose Holdings (BVI) Limited ("Thomrose"),Cape Spencer International Limited ("Cape"), Rayfa (BVI) Limited ("Rayfa") and Anki (BVI) Limited ("Anki"), each a British Virgin Islands company (unless otherwise referenced herein, each, a "Selling Shareholder," and collectively, the "Selling Shareholders").


                              W I T N E S S E T H:


      WHEREAS, Valence beneficially owns 100% of the issued share capital of the following companies: Valence Semiconductor Design Limited ("VSD"), ASP Microelectronics Limited ("ASP"), LEC Electronic Components Limited ("LEC"), and VSD Electronics Limited ("VEL"), each of which is a company limited by shares incorporated in Hong Kong;

      WHEREAS, ASP beneficially owns 100% of the issued share capital of LEC Microelectronics Limited, a company limited by shares incorporated in Hong Kong ("LML"), and LEC owns 100% of the issued share capital of LEC Electronics Limited, a company limited by shares incorporated in Hong Kong ("LEL"), and the entire equity interest in VSD Electronics (Hui Yang) Ltd., a wholly foreign-owned enterprise established under the laws of the PRC ("VHY");

      WHEREAS, the Selling Shareholders are the beneficial owners of 3,375,000 ordinary shares, U.S. $0.13 par value per share, of Valence, representing approximately 45% of the issued and outstanding shares of capital stock of Valence (the "Valence Shares");

      WHEREAS, Buyer is separately pursuing an acquisition of all of the shares of capital stock of Valence held by North 22 Capital Partners 2, Inc., a British Virgin Islands company ("North 22"), the record and beneficial owner of all of the shares of capital stock of Valence not held by the Selling Shareholders (the "North 22 Valence Shares");

      WHEREAS, Buyer desires to acquire the Valence Shares from the Selling Shareholders, and each of the Selling Shareholders desires to transfer the Valence Shares to Buyer, upon the terms and subject to the conditions contained in this Agreement;


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      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, the parties agree as follows:

      (Capitalized terms not defined where used shall have the meanings provided in Article 13 herein.)


                                    ARTICLE 1

                 PURCHASE, SALE AND EXCHANGE OF SHARES; CLOSING

            1.1 Purchase, Sale and Exchange of Shares. Subject to the terms and conditions set forth in this Agreement, each Selling Shareholder shall sell, convey, transfer, assign, exchange and deliver its respective Valence Shares to Buyer and Buyer shall acquire the respective Valence Shares from each of the Selling Shareholders at the Closing (as defined in Section 1.3).

            1.2 Consideration. The aggregate purchase price to be paid by Buyer to the Selling Shareholders for the Valence Shares shall be U.S. $13,500,000, payable U.S. $1,394,222.40 in cash at the Closing and the remainder in shares of common stock, U.S. $.001 par value per share, of Buyer ("SRS Common"), determined by the method of computation as provided in Section 1.2(a) below, but subject to the limitations provided in Section 1.2(b) below (such number of shares of SRS Common computed pursuant to Section 1.2(a) below and delivered to the Selling Shareholders is referred to herein as the "SRS Shares"). The allocation of the purchase price consideration among the Selling Shareholders is set forth on Schedule 1.2 of this Agreement.

                  (a) Computation. In making the computation of the SRS Shares, the parties shall determine a number of full shares of SRS Common which have a total value as nearly equal to U.S.$12,105,777.60 as is practicable, by dividing into U.S. $12,105,777.60 the average of the high and low sales prices for the SRS Common on The Nasdaq Stock Market, Inc. as reported in The Wall Street Journal (with the exception of any errors in such reports) for each trading day during the period beginning on and including January 20, 1998, and ending on and including February 19, 1998, three (3) business days prior to the date of this Agreement (the share price so computed, the "Share Price"). The parties agree that the Share Price equals U.S.$7.2032 per share and the number of SRS Shares computed pursuant to this Section 1.2(a) equals 1,680,611.

                  (b) Limitation. If the sum of the number of SRS Shares plus the number of SRS Non-Compete Shares (the "Total SRS Shares") exceeds 19.5% of the total number of issued and outstanding shares of SRS Common on the Closing Date (the "Maximum SRS Shares"), such number of Total SRS Shares shall be deemed to be equal to


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the number of Maximum SRS Shares, and Buyer shall have the right (but not the obligation) to elect to pay to the Selling Shareholders (other than Anki) an amount in cash (U.S. $) equal to the product of (i) the Share Price multiplied by (ii) the excess of the number of Total SRS Shares over the number of Maximum SRS Shares.

                  (c) Escrow Deposit. At the Closing, Buyer and each of the Selling Shareholders with the exception of Anki shall execute and deliver an escrow agreement substantially in the form attached hereto as Exhibit 1.2(c) (the "Escrow Agreement"), and each of Thomrose, Rayfa and Cape shall deliver to the Escrow Agent 70% of the SRS Shares (rounded to the nearest whole share) delivered to them pursuant to Section 1.5(b) of this Agreement (the "Escrow Deposit"). The Escrow Deposit shall be held by the Escrow Agent under the terms of the Escrow Agreement.

            1.3 Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall take place on the Closing Date. Unless otherwise agreed by the parties, the Closing shall occur at the offices of Victor Chu & Co., located on the 19th Floor, Tower II, The Gateway, Harbour City, Kowloon, Hong Kong, prior to 3:00 p.m. (Hong Kong time) on the designated Closing Date.

            1.4 The Selling Shareholders' and Valence's Deliveries. At the Closing, each Selling Shareholder, Valence shall:

                  (a) deliver to Buyer certificates representing such Selling Shareholder's Valence Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, with signatures appropriately guaranteed, and in proper form for transfer, together with such other documents, including but not limited to any governmental approvals, as may be necessary to convey to Buyer good, valid and marketable title to the Valence Shares, free and clear of all liens, encumbrances, pledges, equities, rights of first refusal and claims of any nature whatsoever;

                  (b) cause such persons as Buyer may nominate to be validly appointed as directors or secretaries of Valence and/or the Valence Subsidiaries, and upon such appointment, forthwith cause the directors, officers and the secretaries of Valence and the Valence Subsidiaries listed on Schedule 1.4(c) to resign or to have resigned from their respective offices in Valence or the Valence Subsidiaries and as employees, each delivering to Buyer their resignation acknowledging that the person so retiring has no claim outstanding for compensation or otherwise;

                  (c) deliver to Buyer such other instruments and documents as are required to be delivered at Closing by the Selling Shareholders and Valence pursuant to the provisions of this Agreement or as are reasonably required to evidence compliance with the


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representations, warranties and covenants of the Selling Shareholders and
Valence contained in this Agreement;

                  (d) deliver to Buyer the statutory books and common seals of Valence and the Valence Subsidiaries and the share certificates for all the issued shares in the Valence Subsidiaries together with indemnities in a form approved by Buyer in respect of missing certificates, if any, and duly executed transfers and sold notes in favor of Buyer's nominees of any shares in the Valence Subsidiaries beneficially held by Valence presently registered in any name other than or in addition to that of Valence;

                  (e) use its best efforts to deliver to Buyer certified copies of the Certificate of Incumbency and a Certificate of Good Standing for Valence;

                  (f) use its best efforts to procure that a board meeting of Valence be held at which it shall be resolved that the transfer in respect of the Valence Shares be passed for registration and procure that a board meeting of each of the Valence Subsidiaries be held at which it shall be resolved that the transfer in respect of the nominee's share in each of the Valence Subsidiaries be passed for registration;

                  (g) deliver to Buyer all other books of account and records of Valence and each of the Valence Subsidiaries whatsoever;

                  (h) deliver to Buyer a certified copy of Valence's stock transfer register;

                  (i) revoke all existing authorities in respect of the operation of any bank account (if any) in the name of Valence or any of the Valence Subsidiaries;

                  (j) use its best efforts to deliver to Buyer a certified copy of the board resolution of North 22 approving and authorizing the execution and closing of this Agreement; and

                  (k) deliver to Buyer certified copies of the board resolutions of the Selling Shareholders approving and authorizing the execution and closing of this Agreement and the entry of SRS in Valence's stock transfer register;

                  (l) deliver to Buyer certified copies of the shareholder resolutions of the Selling Shareholders approving and authorizing the execution and closing of this Agreement, where such approval and authorization is required under the laws of the British Virgin Islands;


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                  (m)   execute and do all such other documents, acts and things
as Buyer shall require in order to perfect the right, title and interest of Buyer to and in the Valence Shares and the share capital of each of the Valence Subsidiaries.

            1.5 Buyer's Deliveries. At the Closing, Buyer shall deliver the following as provided under this Agreement:

                  (a) cash in the amounts set forth adjacent to the names of the Selling Shareholders in Schedule 1.2 hereto in immediately available U.S. funds by electronic bank fund transfers to the applicable Selling Shareholder as specified by each Selling Shareholder on or before the Closing Date;

                  (b) the number of shares of SRS Common set forth adjacent to the names of the Selling Shareholders in Schedule 1.2 hereto, 70% of which (rounded to the nearest whole share) shall be delivered by each Selling Shareholder receiving SRS Shares to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement; and

                  (c) such other instruments and documents as are required to be delivered at Closing by Buyer pursuant to the provisions of this Agreement or as are reasonably required to evidence compliance with the representations, warranties and covenants of Buyer contained herein.

            1.6 All Transactions Simultaneous. All transactions at the Closing shall be deemed to take place simultaneously and no party shall have any obligations to deliver any document or take any action contemplated by this Agreement to be delivered or taken at the Closing unless at the Closing there occurs simultaneously each and every other transaction contemplated by this Agreement to occur at the Closing.


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                           OF THE SELLING SHAREHOLDERS

            In order to induce Buyer to enter into this Agreement, each of the Selling Shareholders for itself hereby makes the representations and warranties set forth below, which representations and warranties shall be deemed to continue in full force and effect until the time of Closing and thereafter as set forth herein.

            2.1 Authority. The Selling Shareholder has full corporate power, authority and legal right to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.


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            2.2   Due Execution. This Agreement has been duly executed and
delivered by the Selling Shareholder and this Agreement constitutes a legal, valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as such enforceability may be subject to or limited by (a) bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws relating to the rights of creditors generally, (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, and (c) concepts of materiality.

            2.3 The Valence Shares. The Selling Shareholder has good and valid title to the Valence Shares listed in relation to its name on Schedule 1.2 being sold by it hereunder, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Upon delivery to Buyer at the Closing of certificates representing the Valence Shares being sold hereunder by the Selling Shareholder duly endorsed by the Selling Shareholder for transfer to Buyer, and upon the Selling Shareholder's receipt of the consideration hereunder, good and valid title to such Valence Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, pledges, equities, right of first refusal, charges, claims and restrictions of any kind. Other than this Agreement, the Valence Shares being sold by the Selling Shareholder hereunder are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Valence Shares.

            2.4 No Conflict. Except as stated in Schedule 2.4 and except where a breach, violation, conflict or default as set forth in this Section 2.4 would not reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms, conditions and provisions hereof will not result in a breach or violation of, or be in conflict with, or constitute (with or without the giving of notice or the passage of time or both) a default under (a) any statute, law, ordinance, rule or regulation (including, without limitation, all laws regulating franchises) applicable to the Selling Shareholder or any of its properties; (b) the terms, conditions or provisions of the memorandum and articles of association or any other charter documents of the Selling Shareholder, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, partnership agreement or other agreement, contract, instrument, or arrangement (whether or not in writing) to which the Selling Shareholder is a party or by which the Selling Shareholder or any of its properties is bound; or (c) any permit, license, order, judgment or decree of any court, arbitrator or governmental authority by which the Selling Shareholder or any of its properties is bound.


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            2.5   Consents. No consent, permit, approval, order, authorization of, or filing with or notice to, any BVI, Hong Kong, PRC or other foreign, U.S. federal, state or local governmental department, commission, board, bureau, agency, instrumentality or authority or any person (whether or not governmental in character) has been or is required to be obtained, made or given by the Selling Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the fulfillment of or the compliance with the terms, conditions and provisions hereof, except as set forth in Schedule 2.5 to this Agreement and except for the failure to obtain, make, give, fulfill or comply with such consent, permit, approval, order, authorization, filing, notice or registration that would not result in a Material Adverse Effect.

            2.6 Actions and Proceedings, etc. There are no (a) outstanding judgments, orders, writs, preliminary or permanent injunctions or other decrees of any court, administrative agency, governmental authority or instrumentality or arbitration tribunal against the Selling Shareholder which have or could reasonably have a Material Adverse Effect on the ability of the Selling Shareholder to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best Knowledge of the Selling Shareholder, threatened against the Selling Shareholder, which have or could reasonably have a Material Adverse Effect on the ability of the Selling Shareholder to consummate the transactions contemplated hereby.

            2.7 Investment Representations and Warranties. Each of the Selling Shareholders receiving SRS Shares and SRS Non-Compete Shares understands and represents and warrants for itself (except where the representation is made on behalf of a named Selling Shareholder) to, and agrees with, Buyer that:

                  (a) The Selling Shareholder understands that no U.S. federal or state agency and no foreign agency has passed on, or made any recommendation or endorsement of the SRS Shares and the SRS Non-Compete Shares.

                  (b) The Selling Shareholder acknowledges that, in making the decision to accept (i) the SRS Shares as part of the purchase price for the Valence Shares and (ii) the SRS Non-Compete Shares as part of the consideration for entering into the Non-Competition Agreements referenced in Section 5.6 of this Agreement, it has relied solely upon independent investigations made by it and not upon any representations made by Buyer with respect to Buyer or the SRS Shares or the SRS Non-Compete Shares, except for the representations and warranties in this Agreement, except that the Selling Shareholder has received, reviewed and relied upon (i) Buyer's Annual Report to Stockholders for the year ended December 31, 1996, (ii) copies of Buyer's report on Form 10-KSB for the year ended December 31, 1996, Buyer's reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and Buyer's definitive Proxy Statement dated

April 30, 1997, each filed by Buyer pursuant to the Exchange Act, and all other filings, including filings on Form 8-K, by Buyer under the Exchange Act since September 30, 1997, which, together with any filings by Buyer under the Exchange Act after the date hereof and prior to the Closing, are defined as "Exchange Act Reports", (iii) any unaudited financial statements of Buyer provided to the Selling Shareholders pursuant to Section 6.4, and (iv) certain other written information provided by Buyer to the Selling Shareholders set forth on Schedule 2.7.

                  (c) The Selling Shareholder understands that the SRS Shares and the SRS Non-Compete Shares are being offered and sold to it in reliance on specific exemptions from or non-application of the registration requirements of U.S. federal and state securities laws and that Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Selling Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of the Selling Shareholder to acquire the SRS Shares and the SRS Non-Compete Shares.

                  (d) The Selling Shareholder is not a "U.S. Person" as defined in Regulation S promulgated under the Securities Act and at the time the Selling Shareholder proposed to purchase the SRS Shares or the SRS Non-Compete Shares, such Selling Shareholder was "outside the United States" as defined in Regulation S. The Selling Shareholder certifies under penalty of perjury that it is neither a citizen nor a resident of the U.S. and that its address set forth in this Agreement is correct.

                  (e) The Selling Shareholder is acquiring the SRS Shares and the SRS Non-Compete Shares for investment for such Selling Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, within the meaning of the Securities Act, and the Selling Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same within the meaning of the Securities Act. By executing this Agreement, the Selling Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the SRS Shares or the SRS Non-Compete Shares.

                  (f) The Selling Shareholder represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the SRS Shares and the SRS Non-Compete Shares and that it has received the information it requested regarding the business and affairs of Buyer.

                  (g) The Selling Shareholder acknowledges that it is able to fend for itself and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the SRS Shares and the SRS Non-Compete Shares. Thomrose and

Rayfa each represent it has not been organized for the purpose of acquiring the SRS Shares or the SRS Non-Compete Shares.

                  (h) The Selling Shareholder understands that the SRS Shares and the SRS Non-Compete Shares it is acquiring are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Selling Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                  (i) Without in any way limiting the representations set forth above, the Selling Shareholder further agrees not to make any disposition of all or any portion of the SRS Shares or the SRS Non-Compete Shares unless and until:

                        (A) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                        (B) (x) The Selling Shareholder shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (y) if requested by Buyer, the Selling Shareholder shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Securities Act.

                  (j) The Selling Shareholder has the financial ability to bear the economic risk of its investment in the SRS Shares, has adequate means of providing for its current needs and foreseeable future contingencies and has no need for liquidity with respect to its investment in the SRS Shares. The sole shareholder of each of Thomrose, Rayfa and Cape is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act. Cape is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                  (k) The Selling Shareholder knows of no public solicitation or advertisement in connection with the offer or sale of the SRS Shares and the SRS Non- Compete Shares.

                  (l) The Selling Shareholder acknowledges that the certificates representing the SRS Shares and the SRS Non-Compete Shares shall contain the following legend:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY OTHER SECURITIES LAW; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACT AND ANY APPLICABLE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND SRS LABS, INC. ("SRS") SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF THE EXEMPTION REASONABLY SATISFACTORY TO SRS (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SRS)."

               2.8 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to Buyer by or on behalf of the Selling Shareholder or its representatives, pursuant to this Article 2 are and will be complete and correct in all material respects as of the date hereof and as of the Closing Date. The representations and warranties made by the Selling Shareholder in this Article 2, or in other written materials furnished to Buyer pursuant to the representations and warranties in this Article 2 or in connection with the transactions contemplated by this Article 2, taken as a whole, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.


                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                      THE SELLING SHAREHOLDERS AND VALENCE

            In order to induce Buyer to enter into this Agreement, each of the Selling Shareholders (except for Anki) and Valence hereby, jointly and severally, makes the representations and warranties set forth below, which representations and warranties shall be deemed to continue in full force and effect until the time of Closing and thereafter as set forth herein. It is understood that any representation or warranty herein by Valence or any of the other Companies expressly excludes any knowledge held or reasonably deemed to be held by North 22 but not actually known by the Selling Shareholders and the Companies.

            3.1 Authority. Valence has full corporate power, authority and legal right to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Valence, and this Agreement constitutes a legal, valid and binding obligation of Valence enforceable against Valence in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally, (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, and (c) concepts of materiality.

            3.2 No Conflict. Except as stated in Schedule 3.2 and except where an acceleration, rescission, modification, encumbrance, breach, violation, conflict or default as set forth in this Section 3.2 would not reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms, conditions and provisions hereof will not (a) accelerate the maturity of, or give any person any rights under, or the right to rescind, or otherwise modify, any obligation, indebtedness, license, agreement or instrument to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound, (b) result in the creation of any lien, encumbrance or charge upon any of the properties or assets of any of the Companies or (c) result in a breach or violation of, or be in conflict with, or constitute (with or without the giving of notice or the passage of time or both) a default under (i) any statute, law, ordinance, rule or regulation (including, without limitation, all laws regulating franchises) applicable to any of the Companies or any of their properties or assets; (ii) the terms, conditions or provisions of the memorandum and articles of organization or any other charter documents of any of the Companies, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, partnership agreement or other agreement, contract, instrument or arrangement or other undertaking (whether or not in writing) to which any of the Companies is a party or by which any of the Companies, or any of their respective properties or assets, is bound; or (iii) any permit, license, order, judgment or decree of any court, arbitrator or governmental authority of the BVI, Hong Kong, the PRC or any other government by which any of the Companies, or any of their respective properties or assets, is bound.

            3.3 Consents. No consent, permit, approval, order, authorization of, or filing with or notice to, any BVI, Hong Kong, PRC or other foreign, U.S. federal, state or local governmental department, commission, board, bureau, agency, instrumentality or authority or any person (whether or not governmental in character), nor any consent, license, approval or authorization of or filing or registration with or other requirement of any governmental department, authority or agent in the BVI, Hong Kong or the PRC or any part thereof, has been or is required to be obtained, made or given by any of the Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the fulfillment of or the compliance with the terms, conditions and provisions hereof, except as set forth in
Schedule 3.3 to this Agreement and except for the failure to obtain, make, give, fulfill or comply with such consent, permit, approval, order, authorization, filing, notice or registration that would not result in a Material Adverse Effect.

            3.4 Organization, Good Standing and Qualification. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all necessary power and authority to own and lease its properties and assets and to conduct its businesses as now owned and presently operated by it. Neither the nature of the businesses of any of the Companies, nor the character or location of properties or assets owned or leased by any of the Companies, has made or makes necessary licensing or qualification by any of the Companies in any jurisdiction other than its respective jurisdiction of organization.

            3.5 Capital Structure. Set forth on Schedule 3.5 is a complete and accurate listing of the authorized capital stock and the issued and outstanding shares of capital stock of each of the Companies. Valence is the registered and beneficial owner of 100% of the issued shares of the issued share capital of VSD, ASP, LEC and VEL. ASP is the registered and beneficial owner of 100% of the issued shares of the issued share capital of LML. LEC is the registered and beneficial owner of 100% of the issued shares of the issued share capital of LEL and the beneficial owner of the entire equity interest in VHY. Except as set forth in this Section 3.5, none of the Companies owns or holds an interest in any corporation, company, limited liability company, partnership, proprietorship or other business. All of the issued and outstanding shares of the capital stock of each of the Companies are validly issued, fully paid and nonassessable. Except as described on Schedule 3.5, all of the registered capital of VHY has been fully paid by LEC. Except as stated in Schedule 3.5, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements, commitments or arrangements pursuant to which any of the Companies is or may become obligated to issue, or to transfer from treasury, any additional shares of its capital stock or any options or rights relating thereto. Neither Valence nor any of the Valence Subsidiaries has reduced, repaid or repurchased any of its share capital since April 1, 1997.

            3.6   Financial Statements.

                  (a) The Selling Shareholders and the Companies have caused to be delivered to Buyer true and complete copies of the audited financial statements of the Companies for the year ended March 31, 1997, prepared in accordance with H.K. GAAP, together with the report thereon by Coopers & Lybrand, and unaudited pro forma Consolidated financial statements of the Companies for the nine-month period ended

December 31, 1997, prepared by Deloitte & Touche LLP in accordance with U.S. GAAP. The Valence Financial Statements: (i) are in agreement with the books and records of each of the Companies; and (ii) present fairly and accurately the assets, liabilities and financial position of the Companies at the respective dates of the balance sheets included in the Valence Financial Statements, and the results of operations and changes in financial position and shareholders' equity thereof for the respective periods covered thereby. The Valence Financial Statements have been prepared in accordance with H.K. GAAP or U.S. GAAP, as applicable, consistently applied throughout the periods indicated. The Selling Shareholders and the Companies have made available to Buyer and its agents and representatives for inspection true and correct copies of the accountants' working papers and other materials with respect to the Companies utilized in preparing the Valence Financial Statements.

                  (b) The accounting and other books and records of each of the Companies have been properly prepared and accurately present and reflect in accordance with H.K. GAAP all the transactions entered into by the relevant Company or to which it has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in any of the said books and records, and as of the date thereof they give and reflect a true and fair view of the financial position of the Companies and of their respective fixed and current and contingent assets and liabilities and debtors and creditors.

                  (c) The borrowing limits imposed by each of the Companies' respective articles of association or other charter documents have not been exceeded at any time.

                  (d) Except as set forth on Schedule 3.6, to the Knowledge of the Selling Shareholders and the Companies, in relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to Valence and each of the Valence Subsidiaries (referred to in this clause as "facilities"): (i) material details of all facilities have been disclosed and there have been delivered to Buyer accurate copies of all material documents relating to the facilities; (ii) there has been no contravention of, or non-compliance with, any material provision of any of such documents; (iii) no steps for the early repayment of any indebtedness relating to the facilities have been taken or threatened; (iv) there are no circumstances whereby the continuation of any of the facilities are likely to be prejudiced, or which may give rise to any alteration in the terms and conditions of any of the facilities; (v) none of the facilities is dependent on the guarantee or indemnity of, or any security provided by, a third party other than Valance or any of the Valence Subsidiaries; and (vi) the Selling Shareholders have no reason to anticipate that as a result of anything contemplated in this Agreement, any of the facilities might be terminated or mature prior to its stated maturity.

            3.7 Absence of Undisclosed Liabilities. As of April 1, 1997 (the "Balance Sheet Date"), the Companies did not have and were not subject to any material liability, indebtedness, claim, obligation or responsibility, fixed or contingent, liquidated or unliquidated, secured or unsecured, or otherwise, which was not either:

                  (a) specifically included in the full amount as a liability or adequately and specifically reserved for or against in the full amount in the Consolidated Balance Sheet; or

                  (b)   fully and specifically set forth in Schedule 3.7.

            Since the Balance Sheet Date, the Companies have not incurred or become subject to any material liability, indebtedness, claim, obligation or responsibility, fixed or contingent, liquidated or unliquidated, secured or unsecured, or otherwise, other than those incurred since the Balance Sheet Date in the ordinary course of business of the Companies consistent with past practice .

            3.8   Tax Returns and Payments.

                  (a) The Selling Shareholders and the Companies have furnished to Buyer true and complete copies of all the respective BVI, Hong Kong, PRC and other foreign, U.S. federal, state and local income, franchise, sales and use, real estate and personal property tax returns which include any of the Companies for each tax year ended on or after March 31, 1997, for which a return has been required to be filed, and all BVI, Hong Kong, PRC and other foreign, U.S. federal, state and local income, franchise, sales and use, real estate and personal property tax returns filed prior to the Closing which include any of the Companies with respect to periods ending after March 31, 1997 and prior to Closing, if any. All such returns were prepared in the manner required by applicable law and regulation, and are complete and correct in all material respects. Also, the Selling Shareholders and the Companies prior to Closing will have made available to Buyer true and complete copies of any and all existing BVI, Hong Kong, PRC or other foreign, U.S. federal, state and local tax authorities audit reports and revenue agent's reports and any and all existing determination letters, private letter rulings, consents and closing agreements obtained from or filed with any BVI, Hong Kong, PRC and other foreign, U.S. federal, state or local tax authority for the tax year ended March 31, 1997 relating to any of the Companies and all related settlement documents and correspondence. Except as set forth in Schedule 3.8, no unsettled claim for tax, assessment, fee, levy or other governmental charge of any nature for which any of the Companies is presently or may become liable exists or has been threatened. No agreement which is now in effect has been made with respect to any of the Companies for the waiver of any statute of limitation or the extension of time for the assessment of any tax, assessment, fee, levy or other governmental charge of any nature for which they are presently or may become liable. All tax returns, reports and related information with respect to any of the

Companies required by law to be filed under the laws of any BVI, Hong Kong, PRC or other foreign, U.S. federal, state or local jurisdiction have been duly and timely filed. Except as set forth in Schedule 3.8, all taxes, assessments, fees, levies and other governmental charges of any nature which were required to have been paid by any of the Companies prior to the date of this Agreement have been fully and duly paid, and none of the Companies are under any liability or obligation to pay any penalty or interest in connection therewith. The tax liabilities and reserves for taxes which are set forth and reserved against on the Consolidated Balance Sheet are sufficient to cover fully all accrued or unpaid taxes, assessments, fees, levies, and other governmental charges of any nature at the Balance Sheet Date which are or might become payable by or with respect to any of the Companies or any of their properties for all tax periods or partial periods through the Balance Sheet Date. Except as set forth in
Schedule 3.8, at and after the Closing Date, under applicable law as in effect at the time when the tax obligation was incurred, neither Buyer nor any of the Companies shall become liable for any tax, assessment, fee, levy, or other governmental charge of any nature (including any interest or penalties thereon) relating to any periods ending on or prior to the Closing Date, except for taxes set forth and reserved against in the Consolidated Balance Sheet; taxes payable by reason of any of the transactions under or contemplated by this Agreement on or after the Closing Date; and any taxes, assessments, fees, levies, and other governmental charges of any nature incurred in the ordinary course of business with respect to the Companies or any of their properties after the Balance Sheet Date and prior to Closing. Except as set forth in Schedule 3.8, to the Knowledge of the Selling Shareholders and the Companies, all documents in the possession of or under the control of Valence or any of the Valence Subsidiaries or in the enforcement of which it may be interested or to which Valence or any of the Valence Subsidiaries is a party and which attract stamp duty have been properly stamped.

                  (b) The affiliated group of which the Companies currently are members is the only affiliated, consolidated, combined or unitary group of which the Companies have been members since April 1, 1997. None of the Companies has any liability, fixed or contingent, as a result of being a member of any affiliated, consolidated, combined or unitary group prior to April 1, 1997. All tax sharing or similar agreements or arrangements with respect to, or involving, any of the Companies have been, or will be prior to the Closing Date, terminated, and from and after the Closing Date, none of the Companies or their respective assets will be bound under any such tax sharing or similar agreement or arrangement or have any liability, fixed or contingent, to any of the Selling Shareholders or any Affiliate of any of the Selling Shareholders arising out of or resulting from any such tax sharing or similar agreements or arrangements.

                  (c) There has been no transfer of any property to any of the Companies which has given or may reasonably give rise to any claim, assessment or demand in relation to estate duty under Section 35 of the Estate Duty Ordinance (Chapter 111 of the laws of Hong Kong) as in effect at the time when such transfer occurred, and there is no charge or potential charge on any property or assets of the Companies under
Section 18 or Section 43(6) of the Estate Duty Ordinance as in effect at the time when such transfer occurred.

            3.9 Absence of Certain Changes or Events. Since the Balance Sheet Date and except as specifically authorized hereunder or as set forth in Schedule 3.9:

                  (a) none of the Companies has entered into any transaction other than in the ordinary course of business, consistent with past practice;

                  (b) there have been no changes in the financial condition, results of operations, assets, liabilities, prospects or business of any of the Companies other than changes in the ordinary course of business, consistent with past practice which in the aggregate have not had a Material Adverse Effect to any of the Companies, nor any event or circumstance which could reasonably be expected to result in any such changes and, without limiting the foregoing, there has not been any damage, destruction or loss, whether or not covered by insurance, affecting any of the assets or properties of the Companies amounting to more than U.S. $50,000 in the aggregate;

                  (c) none of the Companies has (i) increased or decreased any of the rates of compensation payable or to become payable by them to any employee, agent or consultant, or granted, made or accrued any bonus, percentage compensation, service award or other like benefit to or to the credit of any such employee, agent or consultant; (ii) entered into or amended any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement; (iii) created or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness, except in the ordinary course of their businesses consistent with past practice; (iv) amended any of their memorandum or articles of association or any other charter documents; (v) issued, purchased or disposed of or contracted to issue, purchase, or dispose of any of their capital stock or any options, warrants or rights with respect thereto or interests therein; (vi) entered into, assumed, modified or terminated any contract, liability or obligation, except in the ordinary course of business, consistent with past practice or settled, discharged or waived any right or claim without adequate consideration; (vii) sold, leased or otherwise disposed of or encumbered in any way any assets, except for sales in the ordinary course of business, consistent with past practice; (viii) acquired any property or asset, except in the ordinary course of business, consistent with past practice; (ix) directly or indirectly declared or paid any non-cash dividend or distribution with respect to the capital stock of any of the Companies, (x) entered into any transaction with any of the Selling Shareholders or any Affiliate of any of the Selling Shareholders, except in the ordinary course of business consistent with past practice; or (xi) agreed to take any action specified in (i)-(x) hereof.

            3.10 Accounts Receivable. The accounts receivable and other receivables of the Companies shown on the Consolidated Balance Sheet, and the accounts receivable and other receivables arising since the Balance Sheet Date, are valid and binding obligations of the debtors requiring no further performance by any of the Companies and, subject to such reserves as have been disclosed in writing to Buyer, the Selling Shareholders believe that as of the date of this Agreement they are fully collectible in the ordinary course of business in amounts not less than the aggregate amount thereof carried on the books of the Companies.

            3.11 Inventories. The values at which the inventories of the Companies are shown on the Consolidated Balance Sheet have been determined in accordance with the normal valuation policies of the Companies. The inventories of the Companies shown on the Consolidated Balance Sheet and the inventories thereafter acquired by the Companies consist only of items of a quality and quantity commercially usable or salable in the ordinary course of business, and the Selling Shareholders believe such inventory can be sold at the values reflected on the Consolidated Balance Sheet (in the case of inventories acquired prior to the Balance Sheet Date) and on the books of the Companies (in the case of inventories acquired after the Balance Sheet Date), except for items of excess or obsolete material, all of which have been written down to realizable market value as of the Balance Sheet Date or for which adequate reserves have been reflected on the Consolidated Balance Sheet or established since the Balance Sheet Date (with respect to inventory acquired since that date) in accordance with past practices. Such inventories represent a reasonable distribution of the types of inventories utilized in the conduct of the Companies' businesses in accordance with good business practices. Additions to and deletions from such inventories since the Balance Sheet Date have been only in the ordinary course of business, consistent with past practice.

            3.12 Interests in Real Property. None of the Companies owns any real property. Schedule 3.12 sets forth a true and complete list of each parcel of real property leased by any of the Companies. A true and complete copy of each lease listed on Schedule 3.12 has been provided to Buyer. All of such leases are valid and enforceable, and there does not exist any default under any of such leases, or any event which, with the giving of notice or passage of time, or both, would constitute a default under any of such leases. There are no circumstances known to the Selling Shareholders or the Companies which are likely to give rise to any dispute in relation to any of such real properties with any governmental or local authority, superior lessor, tenant or licensee or with the owner or occupier of any adjoining or neighboring property or any other party. No notice, whether formal or informal, has been served upon any Company under the Crown Land Resumption Ordinance (Cap. 124) or under the Mass Transit Railway (Land Resumption and Related Provisions) Ordinance (Cap. 276) or any notice of a similar nature the implementation of which would affect the occupation or enjoyment or the redevelopment potential of such real properties and such real properties are not included in any layout plans (draft or approved) under the Town Planning Ordinance (Cap. 131). The Companies have complied in all material respects with all legislation, statutory requirements, governmental or other orders, rules, directives or instruments affecting or pertaining to the use, occupation or enjoyment of such properties. Neither the Selling Shareholders nor the Companies have received any notice or are aware of any breach of any covenants, restrictions, stipulations, conditions and other terms affecting such real properties or are aware of any circumstances which would entitled or require any person to exercise any powers of entry and taking possession or which would otherwise terminate or restrict the continued possession or occupation of such real properties. To the Knowledge of the Selling Shareholders and the Companies, such real properties:

                  (a) are not subject to any covenants, obligations, restrictions or conditions which are of any unusual or onerous nature or which would affect the use or continued use of the properties by the relevant owners for the purpose or to the extent or in the manner now used;

                  (b) do not enjoy any right, easement or privilege, the withdrawal or cessation of which would adversely affect the use or continued use of any of such real properties by the relevant owners for the purpose for or to the extent to or in the manner in which it is now used;

                  (c) are not affected by any of the following matters: (i) any closing order, demolition order or clearance order; (ii) any outstanding notice issued under any Hong Kong Ordinance; (iii) any order or proposal publicly advertised or of which written notice has been received for the compulsory acquisition or requisition of the whole or any part thereof or the discontinuance of any use or the removal of any building; or (iv) any agreement with any public body or authority regulating the use or development thereof except as stated in the agreement for leases or crown lease;

and neither the Selling Shareholders nor Valence are aware of any intention on the part of the relevant authorities to issue any such order or notice or any matter which give rise to the issue of any such order or notice. As at the date hereof, to the Knowledge of the Selling Shareholders and the Companies, there is no agreement to sell or part with the possession of or let or license or grant any option over or otherwise dispose of any interest in such properties or any part thereof. All of such real property interests and improvements, the furniture, fixtures and equipment relating thereto, and the operation of the businesses of the Companies thereon, conform to any and all applicable health, fire, safety, zoning and building laws, ordinances and regulations. Except as set forth on Schedule 3.12, all buildings, structures and fixtures used by the Companies in the conduct of the businesses of the Companies are located on the parcels of real property listed in Schedule 3.12 and are in good operating condition and repair, ordinary wear and tear excepted.

            3.13 Personal Property. All assets used in the conduct of the businesses of the Companies are either owned by the Companies, or leased or rented by the Companies, (a) in transactions with non-Affiliates of any the Selling Shareholder, or (b) on terms no more or less favorable than would have been obtained in arms length transactions. Schedule 3.13 sets forth, current as of the Balance Sheet Date, a true, complete and correct list of each of the assets (other than real property) having a book value of U.S. $25,000 or more included in the Consolidated Balance Sheet or otherwise used in the conduct of the businesses of the Companies. The book value of any assets that are not included on such list does not, in the aggregate, exceed U.S. $450,000 as of the date hereof. Except as set forth on
Schedule 3.13, the Companies have good title, free and clear of all title defects and objections, security interests, liens and encumbrances, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retaining arrangements, to any inventory, furniture, machinery, equipment, and other personal property reflected on the Consolidated Balance Sheet, except for acquisitions, sales and dispositions in the normal course of business since the Balance Sheet Date as contemplated by this Agreement. All material personal property of the Companies is in good operating condition and repair, ordinary wear and tear excepted.

            3.14 Intangible Property Rights. Schedule 3.14 is a true and complete list of all licenses, patents, copyrights, trademarks, service marks, service names, trade names, trade secrets or other proprietary information (collectively, the "Intellectual Property") owned by the Companies or in which they have rights. The Companies own or possess irrevocable rights in all Intellectual Property which is necessary or adequate for the conduct of their businesses. To the Knowledge of the Selling Shareholders and the Companies, the Companies are not infringing and have not infringed upon any patent, trademark, trademark right, service mark, service name, trade name, trade secret or proprietary information owned or held by any other person or entity. Except as set forth in Schedule 3.14, there is no claim or action by any other person or entity pending or threatened alleging that any of the Companies are infringing upon any patent, trademark, trademark right, service mark, service name, trade name, trade secret or proprietary information owned or held by any other person or entity, nor to the Knowledge of the Selling Shareholders and the Companies is there any reasonable basis for any such claim or action by any person.

            3.15 Title to Assets. Except as set forth in Schedule 3.12 or 3.13 and except where the lack of good and marketable title as set forth in this
Section 3.15 would not result in a Material Adverse Effect, the Companies are the beneficial owners and have good and marketable title to all their assets and interests in assets, whether real, personal, mixed, tangible or intangible, which constitute all the assets and interests in assets that are used in the businesses of the Companies and that are necessary for the conduct and operation of the businesses of the Companies as presently conducted. Except as set forth in Schedule 3.12 or 3.13, all these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for: (i) those reflected on the Consolidated Balance Sheet; and (ii) liens for current taxes not yet due and payable. The Companies are in possession of all premises leased to them from others. Except as set forth on Schedule 3.15, neither any officer, director, employee or Affiliate of any of the Companies, nor any spouse or child of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to any of the Companies, or any of the Intellectual Property owned by or licensed to any of the Companies.

            3.16 Litigation. Schedule 3.16 identifies all claims, suits, litigation, actions, arbitrations, governmental investigations and legal, administrative or other proceedings or controversies, at law or in equity or otherwise, to which any of the Companies, or any of their officers, directors, employees, stockholders or agents or assets, is a party or which is, to the Knowledge of the Selling Shareholders and the Companies, threatened against any such persons or assets which affects or may reasonably be expected to affect the financial condition, liabilities, Permits or Contracts (as defined in Section 3.17), assets, shareholders' equity, properties (including the value or usefulness thereof), sales, net income, operations, prospects or businesses of any of the Companies. The matters set forth in Schedule 3.16, if decided adversely to any of the Companies, will not, individually or in the aggregate, reasonably be expected to result in any adverse change in the financial condition, liabilities, Permits or Contracts, assets, shareholders' equity, properties, sales, net income, operations, prospects or businesses of any of the Companies. None of the Companies is subject to any order, judgment, decree or governmental restriction which adversely affects its financial condition, liabilities, Permits or Contracts, assets, shareholders' equity, properties, sales, net income, operations, prospects or businesses or which would prevent the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.16, the Companies have not been and are not in violation of, and have not received any formal or informal notice of violation of, any law or order, writ, injunction or decree of any BVI, Hong Kong, PRC or other foreign, U.S. federal, state, municipal, or local court or other governmental department, commission, board, bureau, agency or instrumentality.

            3.17  Contracts and Permits. Schedule 3.17 describes all material
(a) currently effective or applied for (as designated in Schedule 3.17) licenses, franchises, permits, easements, certificates, consents, rights, privileges, and authorizations necessary or advisable to the conduct of the businesses of the Companies (collectively, the "Permits"), and (b) currently effective contracts (other than contracts directly related to the line item "Cost of Goods" in the Valence Financial Statements), instruments, arrangements or agreements, oral or written (other than leases disclosed on other schedules delivered pursuant to this Agreement), to which any of the Companies is a party or by which their respective properties are bound which: (i) involve the payment by the Companies of more than U.S. $60,000 per annum; (ii) have a duration of more than one year; (iii) are not terminable at the option of the Companies by less than 30 days' notice, without the payment of any penalty; (iv) is with any officer, director, shareholder, Affiliate or other employee of any of the Companies; (v) are with a bank or other lender; (vi) grant exclusive sales, purchase or distribution rights to any person; or (vii) have been entered into other than in the ordinary course of business (collectively, the "Contracts"). The Selling Shareholders and the

Companies have provided to Buyer true copies of each Permit and Contract. Unless so stated on Schedule 3.17, the Companies have not been and are not in material breach or default of any Permit or Contract and no event exists which, with the giving of notice or passage of time, or both, would constitute a material breach or default of any of the Permits or Contracts. All of the Permits and Contracts are in full force and effect and are not subject to cancellation, termination, or modification for any reason related to the consummation of the transactions contemplated in this Agreement or otherwise. The Selling Shareholders and the Companies do not have any Knowledge that any other party to any Permit or Contract intends to revoke, alter, or not to perform its obligations under such Permit or Contract. Except as set forth on Schedule 3.17, neither Valence nor any of the Valence Subsidiaries is a party to any agreement in which any of the directors or Affiliates of Valence, any Valence Subsidiaries or North 22 is interested (directly or indirectly). Except as set forth on Schedule 3.17, there is in existence no contract which is likely or estimated to give rise to a loss to Valence or any of the Valence Subsidiaries exceeding in the aggregate U.S. $60,000. To the Knowledge of the Selling Shareholders and the Companies, except as set forth on Schedule 3.17, there is in existence no contract involving or which may involve obligations on Valence or any of the Valence Subsidiaries or the need for expenditure by Valence or any of the Valence Subsidiaries of a nature or magnitude which cannot be fulfilled, or performed without undue or unusual expenditure of money or effort.

            3.18 Existing Employment Contracts. Schedule 3.18 sets forth a list and full description of all employment contracts with termination notification periods in excess of 30 days and collective bargaining agreements, and all pension, bonus, retirement, profit-sharing, stock option, or other agreements or arrangements, oral or written, providing for employee remuneration or benefits (including, without limitation, all vacation, termination, severance and leave policies and obligations) to which any of the Companies is a party or by which any of the Companies is bound (collectively, "Employee Plans"). The warranties and representations made under Section 3.17 and Section 3.25 with respect to Contracts and with respect to Employee Benefit Plans shall also apply with respect to the Employee Plans listed in Schedule 3.18, except that the Employee Plans have not been qualified under Section 401 of the U.S. Internal Revenue Code (the "Code"), and Internal Revenue Service ("IRS") determination letters may not have been issued with respect thereto. Except as disclosed in Schedule 3.18, for each Employee Plan which is not fully funded, the Companies have established reserves on their books to provide for the benefits earned and other liabilities accrued under each such Employee Plan through the Closing Date in amounts sufficient to fully provide for such benefits and liabilities; these reserves have been determined in the same manner as such reserves have been determined for the prior year. True and correct copies of all Employee Plans and records disclosing the costs of providing benefits under, and paying liabilities of, each Employee Plan for the past three years have been provided to Buyer.

            3.19 Insurance. Schedule 3.19 includes a list of all insurance policies in force with respect to any of the Companies showing for each such policy: (a) the owner; (b) the coverage of such policy; (c) the amount of premium properly allocable to such policy; (d) the name of the insurer; and (e) the termination date of the policy. All policies listed on Schedule 3.19 are in full force and effect and are "claims made" policies. All the conditions of such insurance have been performed and observed and nothing has been done or omitted to be done which could make any such insurance void or voidable. All premiums in respect of such insurance which may have become due have been duly paid. There are no claims outstanding, pending or threatened against Valence or any of the Valence Subsidiaries which are not covered by insurance. The Selling Shareholders and the Companies have provided Buyer with complete copies of all policies listed on Schedule 3.19. To the Selling Shareholders' and the Companies' Knowledge, such insurance policies provide coverage reasonable for the business conducted by the Companies and are sufficient for compliance with all applicable laws or leases or other agreements to which any of the Companies is a party.

            3.20 Compliance with Laws. To the Knowledge of the Selling Shareholders and the Companies, except as described in Schedule 3.20, none of the Companies has been or currently is in violation of any applicable BVI, Hong Kong, PRC or other foreign, U.S. federal, state, or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting any of its properties or the conduct or operation of its business.

            3.21 Interest in Customers, Suppliers and Competitors. To the Knowledge of the Selling Shareholders and the Companies, except as disclosed and described in Schedule 3.21 (and including direct employee compensation disclosed to Buyer and not in arrears), no Selling Shareholder nor any Company, nor any officer, director or Affiliate of any Company, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, contractor, supplier or customer of any of the Companies, or in any person with whom any of the Companies is doing business or is leasing or buying property or services.

            3.22  Corporate Documents.

                  (a) The Selling Shareholders and the Companies have furnished to Buyer for its examination: (i) true and correct copies of the memorandum and articles of association and any other charter documents, including any amendments thereto, of each Company and (ii) the statutory books, minute books and stock transfer registers of each Company which contain all records concerning all proceedings, consents, actions and meetings of the shareholders and boards of directors of each Company and issuances of shares, debentures and other securities thereof.

                  (b) The Companies have complied with their respective memorandum and articles of association and any other charter documents in all respects, and none of the business, activities, agreements, commitments or rights of the Companies is ultra vires or unauthorized.

                  (c) Compliance has been made with all other legal requirements concerning each of the Companies and all issues of shares, debentures or other securities thereof and the register of members, register or directors and all other statutory books of each of the Companies are up to date and contain true, full and accurate records of all matters required to be dealt with therein, and none of the Companies has received any notice of any application or intended application under the Companies Ordinance or any other applicable laws and regulations for rectification of the Companies' register and all annual or other returns required to be filed with the Companies Registry have been filed and all legal requirements relating to the formation and organization of the Companies and the issue of shares and other securities have been complied with.

                  (d) All documents required by the Companies Ordinance or by any legislation in other relevant jurisdictions to be filed or registered with the relevant Companies Registry or otherwise in respect of the Companies have been duly filed or registered, and all duty payable in connection with such documents has been paid.

            3.23 Personnel Identification and Compensation. Buyer has been provided with a written list of the names of all officers, directors, employees, and agents of the Companies who receive an annual salary in excess of U.S. $50,000 per annum, stating the rates of compensation payable to each of them. Except as listed on such list, no other person, except accountants, auditors and attorneys, regularly performs compensable services for any of the Companies.

            3.24 Powers of Attorney and Suretyships. To the Knowledge of the Selling Shareholders and the Companies, except as described in Schedule 3.24, none of the Companies has any presently outstanding powers of attorney or guarantees, and none of the Companies has any material obligations or liabilities, whether actual, accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than checks endorsed for presentation in the ordinary course of business), co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except among the Companies or by one Company for an obligation of another Company.

            3.25  Employees.

                  (a) Other than as set forth in Schedule 3.25, none of the Companies is a party to:

                        (i) any agreement, arrangement, scheme or fund (whether or not legally enforceable) for any payment in connection with retirement, death or disability to any person who is or has been a director, officer or employee of the Companies or a relative or dependent or such a person other than pursuant to any such agreement, arrangement, scheme or fund to which the Companies are required by law to be a party;

                        (ii) any agreement, arrangement, scheme or fund (whether or not legally enforceable) for profit or for the payment to employees or directors of bonuses or incentive payments or the like or of any non-cash compensation, including but not limited to grants of options, rights, warrants, convertible securities and the like;

                        (iii) any provident fund other than pursuant to any such agreement, arrangement, scheme or fund to which the Companies are required by law to be a party; or

                        (iv) any obligation or ex-gratia arrangement to pay pensions, gratuities, retirement benefits, periodical sums or any compensation to any person other than pursuant to any such agreement, arrangement, scheme or fund to which the Companies are required by law to be a party.

                  (b) None of the Companies is under any obligation (whether actual or contingent) to any former employee whether for breach of any contract of service, for compensation for wrongful dismissal or for unfair dismissal or for payment of any salaries, wages, pension, gratuities, bonuses or otherwise howsoever or whatsoever and no tax, levy, contribution or payment in respect to any former employee whether to any governmental authority, pension fund, scheme or trust or otherwise howsoever or whatsoever will be outstanding or disputed.

            3.26 Credit Cards. Schedule 3.26 contains a true and complete list of all credit cards issued or caused to be issued by or on behalf of any of the Companies to any person, firm or entity which any of the Companies is or may be liable for charges or payments. The Selling Shareholders and the Companies shall cause to be delivered to Buyer on or before the Closing Date all of such credit cards as Buyer may designate.

            3.27 Bank Accounts. Schedule 3.27 contains a true and complete list of the name of each bank, savings and loan association or other financial institution in which each of the Companies has any type of account or safe deposit box, the account name and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

            3.28  Environmental Matters.

                  (a) Except as provided in Schedule 3.28, the Companies and every person for whose default the Companies may be vicariously liable have complied with all applicable legislation, licences, consents and permissions relating to environmental matters.

                  (b) Except as provided in Schedule 3.28, neither the Companies nor any person for whose default the Companies may be vicariously liable is the subject of any actions, claims or proceedings relating to environmental matters and no such action, claim or proceeding is threatened against or expected by the Companies or any such person.

            3.29 Labor Relations. Except as described in Schedule 3.29, there are no agreements with, or pending petitions for recognition of, any labor union or association as the bargaining agent or representative for any or all of the Companies' employees; no such petitions have been pending at any time within three years of the date of this Agreement and there has been no organizing effort by any union or other group seeking to represent any employees of any Company as their bargaining agent or representative at any time within three years of the date of this Agreement; no claim has been, nor could be, made that any collective bargaining agreement set forth on Schedule 3.29 should be applicable to any employees of the Companies not expressly covered by the terms of such agreements; and there are no labor strikes, work stoppages or other labor troubles, now pending, or threatened, against any of the Companies, nor have there been any such labor strikes, work stoppages or other labor troubles, at any time within the three (3) years preceding the date of this Agreement. Except as described on Schedule 3.29, there have been no grievances filed, nor claims of unfair labor practices, made, against any of the Companies at any time within the past three years.

            3.30 Customers and Suppliers. Schedule 3.30(a) lists each customer of the Companies which accounted for more than 5% of any Company's revenues for the twelve months ended December 31, 1997. There has not been any material adverse change in the business relationship between the Companies and any of their respective customers or suppliers, nor has there been any material disputes or controversies between the Companies and any of their respective customers or suppliers, nor, to the Knowledge of the Selling Shareholders and the Companies, is there any event or circumstance which could reasonably form the basis for any such material dispute or controversy. Except as noted on
Schedule 3.30(b), so far as the Selling Shareholders are aware, the business relationships with customers, suppliers, employees and other persons with regard to Valence or any of the Valence Subsidiaries will not be prejudicially affected by the execution or completion of this Agreement.

            3.31 Unlawful Payment. To the Knowledge of the Selling Shareholders and the Companies, neither any Company nor any officer, director, shareholder, employee, agent or representative of any Company has made, directly or indirectly, with respect to the business of any Company, any illegal political or illegal charitable contributions, payments from corporate funds not recorded on the books and records of the Companies, payments from corporate funds that were falsely recorded on the books and records of the Companies, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain favorable treatment in securing businesses or licenses or to obtain special concessions, or payments to any officers, employees or agents of a customer or supplier for the purpose of influencing their action or inaction or the action or inaction of any other officer, employee or agent of such customer or supplier.

            3.32 Restrictive Covenants. Except as described on Schedule 3.32, none of the Companies is bound by any agreement, contract or covenant limiting its freedom to compete in any line of business or with any person or other entity in any geographic area.

            3.33 Hart-Scott-Rodino Act. The Companies (a) do not hold assets located in the United States having an aggregate book value of U.S. $15 million or more, and (b) did not make aggregate sales in or into the United States of U.S. $25 million or more, in the fiscal year ended March 31, 1997.

            3.34  Insolvency.

                  (a) No receiver has been appointed of the whole or any part of Valence's or any of the Valence Subsidiaries' assets or undertaking and no order has been made or petition presented or resolution passed for the winding up of Valence or any of the Valence Subsidiaries.

                  (b) Neither Valence nor any of the Valence Subsidiaries has stopped payment nor is it insolvent or unable to pay its debts within the meaning of the Companies Ordinance.

                  (c) No unsatisfied judgment is outstanding against Valence or any of the Valence Subsidiaries.

            3.35 Tax Status. Wan Wah Tong Thomas, Wong Yin Bun Kenneth and Yat Ming Choi Raymond each is not a United States resident as defined under the United States income tax laws and Valence, Thomrose, Cape and Rayfa each is not engaged in a United States "trade or business" and each is a "foreign corporation," both as defined under the United States income tax law.

            3.36 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to Buyer by or on behalf of any of the Companies or the Selling Shareholders or any of their respective representatives pursuant to this Agreement, excluding any information and materials delivered to Buyer by North 22 without the knowledge of the Selling Shareholders and the Companies, are and will be complete and correct in all material respects as of the date hereof and as of the Closing Date. The representations and warranties made by each of the Companies and each of the Selling Shareholders in this Agreement, or in other written materials furnished to Buyer hereunder or in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            In order to induce the Selling Shareholders and Valence to enter into this Agreement, Buyer hereby makes the representations and warranties set forth below, which representations and warranties shall be deemed to continue in full force and effect until the time of the Closing and thereafter as set forth herein:

            4.1 Corporate Existence and Authority. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.

            4.2 No Conflict. The execution and delivery of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms, conditions and provisions hereof will not result in a breach or violation of, or in conflict with, or constitute (with or without the giving of notice or the passage of time or both) a default under:

                  (a) any statute, law, ordinance, rule or regulation applicable to Buyer, or

                  (b) the terms, conditions or provisions of the Certificate of Incorporation or Bylaws or other organizational documents of Buyer, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, partnership agreement or other agreement, contract, instrument, or arrangement (whether or not in writing) to which Buyer is a party or by which Buyer or its properties, is or may be bound, or

                  (c) any permit, license, order, judgment or decree of any court, arbitrator or governmental authority by which Buyer or its properties is or may be bound.

            4.3 Consents. No consent, permit, approval, order, authorization of, or filing with or notice to, any U.S. federal, state, local or foreign governmental department, commission, board, bureau, agency, instrumentality or authority or any person (whether or not governmental in character) has been or is required to be obtained, made or given by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the fulfillment of or the compliance with the terms, conditions and provisions hereof, except as set forth in Schedule 4.3 to this Agreement.

            4.4 Binding Obligations. This Agreement has been duly authorized, executed and delivered by Buyer and this Agreement constitutes or will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms against Buyer.

            4.5 Representations. The representations and warranties made by Buyer in this Agreement, or in other written materials furnished to the Selling Shareholders and Valence hereunder or in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

            4.6 Capital Stock. The authorized capital stock of Buyer consists of 56,000,000 shares of SRS Common and 2,000,000 shares of preferred stock, US$.001 par value per share. Except as set forth on Schedule 4.6 hereto, on the date hereof there are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement and other agreements related thereto) pursuant to which Buyer is or may become obligated to issue, sell, purchase or redeem any shares of capital stock or other securities of Buyer.

            4.7 Shares Acquired for Investment. Buyer is acquiring the Valence Shares as an investment for its own account and not with view to the resale or other distribution thereof.

            4.8   Corporate Documents.

                  (a) Buyer has furnished to the Selling Shareholders' Representative on behalf of the Selling Shareholders for their examination: (i) true and correct copies of the Certificate of Incorporation and Bylaws, including any amendments thereto, of Buyer, (ii) the minute books of Buyer which contain all records concerning all proceedings, consents, actions and meetings of the shareholders and board of directors of

Buyer and (iii) all information required to be filed with the United States Securities and Exchange Commission (the "Commission") by Buyer or provided to the Commission in accordance with the rules and regulations of the Commission since January 1, 1997 (together with any such filings or information supplied to the Commission after the date of this Agreement and prior to the Closing, the "SEC Filings").

                  (b) Buyer has complied with its Certificate of Incorporation and Bylaws in all material respects, and none of the business, activities, agreements, commitments or rights of Buyer is ultra vires or unauthorized.

                  (c) Compliance has been made with all other legal requirements concerning Buyer and all issues of shares, debentures or other securities thereof and the stock transfer records and minute books of Buyer are up to date and contain true, full and accurate records of all matters required to be dealt with therein, and all annual or other reports required to be filed under the Delaware General Corporation Law have been filed and all legal requirements relating to the formation and organization of Buyer and the issue of shares and other securities have been complied with, except where noncompliance would not result in a Material Adverse Effect.

                  (d) All documents required by the Commission or by any legislation in other relevant jurisdictions to be filed or registered in respect of Buyer have been duly filed or registered, and all fees payable in connection with such documents has been paid.

            4.9 Financial Statements. Deloitte & Touche LLP, who has examined and expressed its opinion on certain financial statements of Buyer filed as part of the SEC Filings ("Buyer's Financial Statements"), are independent public accountants within the meaning of the Securities Act; Buyer's Financial Statements, together with the notes, forming part of the SEC Filings, comply in all material respects with the requirements of the Securities Act and have been prepared and fairly present the financial condition, the results of operations and changes in financial position of Buyer at the respective dates and for the respective periods indicated, in accordance with U.S. GAAP consistently applied throughout such periods; and the financial and statistical information and data set forth in the SEC Filings is fairly presented and prepared on a basis consistent with such Buyer's Financial Statements and the books and records of Buyer, as the case may be.

            4.10 Absence of Undisclosed Liabilities. As of September 30, 1997 ("Buyer's Balance Sheet Date"), Buyer did not have and was not subject to any material liability, indebtedness, claim, obligation or responsibility, fixed or contingent, liquidated or unliquidated, secured or unsecured, or otherwise, which was not either:

                  (a) specifically included in the full amount as a liability or adequately and specifically reserved for or against in the full amount in Buyer's Financial Statements included in its SEC Filings; or

                  (b)   fully and specifically set forth in Schedule 4.10.

            Except as set forth on Schedule 4.10, since Buyer's Balance Sheet Date, Buyer has not incurred or become subject to any material liability, indebtedness, claim, obligation or responsibility, fixed or contingent, liquidated or unliquidated, secured or unsecured, or otherwise, other than those incurred since Buyer's Balance Sheet Date in the ordinary course of business of Buyer consistent with past practice.

            4.11 Status of Buyer's Shares and Common Stock. All of the outstanding shares of SRS Common have been issued in compliance with all applicable state and U.S. federal securities laws and are duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights, contractual rights to purchase and similar rights except as set forth in the SEC Filings; the SRS Shares to be issued and sold by Buyer have been duly authorized and, upon delivery to the Selling Shareholders in accordance with the terms hereof, will have been validly issued and fully paid and will be nonassessable and free of preemptive rights, contractual rights to purchase and similar rights; and the capital stock of Buyer, including the SRS Common and, except as set forth on Schedule 4.11, number of shares of SRS Common outstanding, conforms to the description thereof in the SEC Filings.

            4.12 Governmental Proceedings. There is no legal or governmental proceeding pending or to Buyer's Knowledge threatened or contemplated to which Buyer is a party or of which the business or property of Buyer is the subject which is not disclosed in the SEC Filings and which might result in a judgment or decree having a Material Adverse Effect, and there is no contract or document of a character required to be described in the SEC Filings or to be filed as an exhibit to the SEC Filings which is not described or filed as required.

            4.13 No Conflict. Buyer is not in violation of its Certificate of Incorporation or Bylaws or in default in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any indenture or loan agreement of Buyer, except defaults which in the aggregate are not, and with the passage of time, the giving of notice or both, would not become material to Buyer.

            4.14 Intellectual Property. Except as described in the SEC Filings, Buyer owns or possesses adequate rights, or can obtain such rights on terms which would not be materially adverse to Buyer, which protect Buyer's acts of producing, distributing and selling its products necessary for the conduct of its business as described in the SEC Filings. To the

Knowledge of Buyer, except as described in the SEC Filings, Buyer is not infringing and has not infringed upon any patent, trademark, trademark right, service mark, service name, trade name, trade secret or proprietary information owned or held by any other person or entity. Except as described in the SEC Filings, there is no claim or action by any other person or entity pending or threatened alleging that Buyer is infringing upon any patent, trademark, trademark right, service mark, service name, trade name, trade secret or proprietary information owned or held by any other person or entity which, if successful, would have a Material Adverse Effect, nor to the Knowledge of Buyer is there any reasonable basis for any such claim or action by any person.

            4.15 Absence of Certain Changes or Events. Since Buyer's Balance Sheet Date and except as specifically authorized hereunder or as set forth in
Schedule 4.15:

                  (a) Buyer has not entered into any transaction other than in the ordinary course of business, consistent with past practice;

                  (b) there have been no changes in the financial condition, results of operations, assets, liabilities, prospects or business of Buyer other than changes in the ordinary course of business, consistent with past practice which in the aggregate have not been materially adverse to Buyer, nor any event or circumstance which could reasonably be expected to result in any such changes and, without limiting the foregoing, there has not been any material damage, destruction or loss, whether or not covered by insurance, affecting any of the assets or properties of Buyer;

                  (c) Buyer has not (i) created or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness, except in the ordinary course of business consistent with past practice; (ii) amended Buyer's Certificate of Incorporation or Bylaws; (iii) issued, purchased or disposed of or contracted to issue, purchase, or dispose of any of its capital stock or any options, warrants or rights with respect thereto or interests therein; (iv) entered into, assumed, modified or terminated any contract, liability or obligation, except in the ordinary course of business, consistent with past practice or settled, discharged or waived any right or claim without adequate consideration; (v) sold, leased or otherwise disposed of or encumbered in any way any assets, except for sales in the ordinary course of business, consistent with past practice; (vi) directly or indirectly declared or paid any non-cash dividend or distribution with respect to the capital stock of Buyer; or (vii) agreed to take any action specified in (i)-(vi) hereof.

            4.16 Compliance with Laws. Except as described in Schedule 4.16, Buyer has not been and currently is not in violation of any applicable foreign, U.S. federal, state, or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting any of its properties or the conduct or operation of its business.

            4.17 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to Selling Shareholders by or on behalf of Buyer or any of its representatives pursuant to this Agreement are and will be complete and correct in all material respects as of the date hereof and as of the Closing Date. The representations and warranties made by Buyer in this Agreement, or in other written materials furnished to Selling Shareholders hereunder or in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.


                                    ARTICLE 5

                COVENANTS OF THE SELLING SHAREHOLDERS AND VALENCE

            Each of the Selling Shareholders and Valence, jointly and severally, covenant that, except as otherwise agreed or authorized in writing by Buyer, from the date of this Agreement until the Closing:

            5.1 Buyer's Access to Premises and Information. Buyer and its counsel, accountants, directors and officers and representatives of lenders to Buyer (collectively, "Buyer's Representatives") shall be entitled to have full reasonable access during normal business hours to all of the properties, books, accounts, records, contracts, documents and personnel of Valence and each of the Valence Subsidiaries. The Selling Shareholders and Valence shall furnish, or cause to be furnished, to Buyer and Buyer's Representatives all data and information concerning the businesses, finances, operations and properties of Valence and each of the Valence Subsidiaries that may reasonably be requested.

            5.2 Representations and Warranties True at Closing. Each of the Selling Shareholders and Valence shall use reasonable and diligent efforts to assure that all of their representations and warranties set forth in this Agreement and in any written statements delivered to Buyer by the Selling Shareholders and Valence under this Agreement are true and correct as of the Closing Date, and that all conditions stated herein to the obligations of Buyer are satisfied as soon as practicable and on or before the Closing Date.

            5.3   Interim Operations.

                  (a) The businesses of Valence and each of the Valence Subsidiaries has been and shall be conducted at all times between February 1, 1998 and the Closing Date as follows:

                        (i) Except as otherwise provided in this Agreement, Valence and each of the Valence Subsidiaries shall carry on their businesses and continue to operate, maintain and repair their properties, in the normal course of business and in accordance with their past practices;

                        (ii) The books and records of Valence and each of the Valence Subsidiaries shall be maintained on a basis consistent with the Valence Financial Statements in such manner as to present fairly the history of the operations and financial condition of Valence and each of the Valence Subsidiaries;

                        (iii) Valence and each of the Valence Subsidiaries shall carry such insurance against fire, storm damage and other hazards, consistent with the past practices of Valence and each of the Valence Subsidiaries; and

                        (iv) Valence and each of the Selling Shareholders shall use their best efforts and shall cooperate with Buyer in all respects reasonably requested by Buyer, without making any commitments on behalf of Buyer, to preserve the business organizations of Valence and each of the Valence Subsidiaries intact, to keep available to Valence and each of the Valence Subsidiaries their present employees, to preserve the goodwill of Valence and each of the Valence Subsidiaries, and to foster and promote the operations of Valence and each of the Valence Subsidiaries and their relations with customers, suppliers, contractors, vendors, purchasers, banks, lenders, employees and others having business relationships with Valence and each of the Valence Subsidiaries.

                  (b) Between February 1, 1998 and the Closing Date, without prior written agreement or authorization of Buyer, and except as otherwise specifically provided in this Agreement and in the Exhibits and Schedules attached hereto, Valence and the Selling Shareholders have not and shall not take any action, or allow any action to be taken with the Knowledge of Valence or the Selling Shareholders with respect to Valence and each of the Valence Subsidiaries, which would cause any material change in the businesses of Valence or any of the Valence Subsidiaries or would result in the material inaccuracy or breach of any of the representations and warranties of the Selling Shareholders in Article 2 or Valence and the Selling Shareholders other than Anki in Article 3 if such representations and warranties were remade immediately after such action, including without limitation:

                        (i) incurring or becoming subject to, or agreeing to incur or become subject to, any liability, indebtedness, claim, obligation or responsibility (fixed, contingent or otherwise) other than those incurred in the ordinary course of business, consistent with past practice;

                        (ii) discharging or satisfying any lien or encumbrance or payment of any liability, indebtedness, claim, obligation or responsibility (fixed, contingent or otherwise) other than current liabilities reflected on the Consolidated Balance Sheet and current liabilities incurred since the date of the Consolidated Balance Sheet in the ordinary course of business of Valence and each of the Valence Subsidiaries, consistent with past practice;

                        (iii) mortgaging, pledging or assuming any lien, charge or any other encumbrances or the agreement so to do, in respect to any of the assets, tangible or intangible, of Valence and each of the Valence Subsidiaries;

                        (iv) selling, leasing, transferring, or agreeing to sell, lease or transfer, any of the assets of Valence and each of the Valence Subsidiaries, or canceling or agreeing to cancel any debts or claims, except in each case in the ordinary course of the business of Valence and each of the Valence Subsidiaries, consistent with past practice;

                        (v) entering into any transaction other than in the ordinary course of business, consistent with past practice;

                        (vi) increasing the rate of compensation payable or to become payable to any of the officers, employees, agents or consultants of Valence and each of the Valence Subsidiaries over the rate being paid to them on the date of this Agreement;

                        (vii) terminating any material contract, agreement, license or other instrument to which Valence or any of the Valence Subsidiaries is a party;

                        (viii) negotiating or otherwise making any commitment, or incurring any liability or obligation, to any labor organization not binding and enforceable against Valence and each of the Valence Subsidiaries on the date of this Agreement;

                        (ix) making, or agreeing to make, any accrual, or arrangement for or payment of any bonus or special compensation of any kind, to any officer, employee, agent or consultant of Valence or any of the Valence Subsidiaries;

                        (x) directly or indirectly paying or making a commitment to pay any severance or termination pay to any officer, employee, agent or consultant of Valence or any of the Valence Subsidiaries, or entering into or amending, or negotiating or otherwise making any commitment to enter into or amend, any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan, any employment or consulting agreement, or any policies or past practices with respect to vacation, termination, severance, and leave pay and benefits;

                        (xi) introducing any new method of accounting in respect to the businesses of Valence or any of the Valence Subsidiaries or any of the assets, properties or rights applicable thereto, unless required to do so by applicable law or regulation;

                        (xii) making or agreeing to make any charitable or political contributions or incurring or agreeing to pay any non-business expenses in excess of U.S. $20,000 in the aggregate;

                        (xiii) making, or entering into, any commitments for capital expenditures, exceeding the aggregate amount of U.S. $25,000, other than what has already been previously budgeted and set forth on
      Schedule 5.3(b)(xiii) attached hereto;

                        (xiv) declaring or paying any cash or non-cash dividend, or making any cash or non-cash distribution with respect to the capital stock or share capital of Valence or any of the Valence Subsidiaries; directly or indirectly redeeming, purchasing or otherwise acquiring any of the capital stock or share capital of Valence or any of the Valence Subsidiaries, issuing or agreeing to issue or in any way disposing or agreeing to dispose of any shares of the capital stock or share capital of Valence or any of the Valence Subsidiaries, or repaying any indebtedness owing to any stockholder or shareholder of Valence or any of the Valence Subsidiaries except indebtedness shown on the Consolidated Balance Sheet;

                        (xv) except as contemplated herein, entering into any agreement with any officer, director or stockholder of Valence or any of the Valence Subsidiaries, or any affiliate of any such officer, director or stockholder; or

                        (xvi) amending, altering or otherwise revising the memorandum or articles of association or any other charter documents of Valence or any of the Valence Subsidiaries.

            5.4 Notice of Proceedings. Valence and each of the Selling Shareholders will promptly notify Buyer in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree (or any threat to seek any of the foregoing) restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (b) receiving any notice from any court or governmental agency of its intention to (i) commence an investigation into, or commence a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or
(ii) nullify or render ineffective this Agreement or such transactions if consummated.

            5.5 Proposals to Valence and the Selling Shareholders. Prior to the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Article 11 hereof, Valence and each of the Valence Subsidiaries will not, nor will the Selling Shareholders permit or cause Valence and each of the Valence Subsidiaries, to, directly or indirectly, merge with or sell any stock or share of Valence and each of the Valence Subsidiaries or sell any assets of Valence or any of the Valence subsidiaries (other than in the ordinary course of business) to any person other than Buyer, nor will the Selling Shareholders, Valence and each of the Valence Subsidiaries, or any of their affiliates, directors, officers, employees, representatives or agents enter into any agreement, arrangement or understanding with any person with respect to the foregoing, or engage in any material discussions which might lead to such agreement, arrangement or understanding; or solicit or accept any offers from any person with respect to the merger of or the sale of shares of Valence and/or the Valence Subsidiaries or the sale of any of the assets of Valence or any of the Valence Subsidiaries (other than in the ordinary course of business), or provide confidential information regarding Valence and/or the Valence Subsidiaries to any person, except Buyer and Buyer's affiliates, directors, officers, employees, representatives, agents and financing parties. In the event the Selling Shareholders, Valence and/or the Valence Subsidiaries receives any offers or inquiries regarding any such transaction, such person, as the case may be, will immediately notify Buyer of such offer or inquiry and shall immediately notify the offeror or inquirer that none of the Selling Shareholders, Valence and/or the Valence Subsidiaries is in a position to discuss any such transaction until further notice and none of the Selling Shareholders, Valence and/or the Valence Subsidiaries shall engage in any further discussions regarding such offer or inquiry with such offeror or inquirer.

            5.6 Non-Competition. In consideration for the payment by Buyer to Thomrose, Rayfa and Cape of 68,750, 37,500 and 18,750 shares, respectively, of SRS Common on the Closing Date, Wan Wah Tong Thomas and Thomrose; Yat Ming Choi Raymond and Rayfa and Wong Yin Bun Kenneth and Cape will enter into non-competition agreements with Buyer and Valence (or one of the Valence Subsidiaries) substantially in the form of Exhibits 8.18A, 8.18B and 8.18C, respectively, attached hereto.

            5.7 Additional Financial Statements. Prior to the Closing Date, the Selling Shareholders and Valence shall furnish to Buyer as soon as practicable for each successive monthly period ending after the Balance Sheet Date unaudited Consolidated financial statements of the Companies, when such financial statements are available in accordance with normal practices. Such Consolidated financial statements shall be complete, accurate and correct and present fairly the financial condition of the Companies as of the end of each such monthly period and the results of operations for each of the periods then ended, and shall be prepared consistently with the preparation of the Valence Financial Statements.

            5.8   Tax Returns.

                  (a) The Selling Shareholders and Valence shall continue to file all BVI, Hong Kong, PRC and other foreign, U.S. federal, state and local income, franchise, sales and use, real estate and personal property tax returns and reports which are due for all periods ending prior to the Closing and pay all taxes shown as payable on such returns and reports. All such returns and reports will be prepared in a manner required by applicable law and regulation and will be complete and correct in all respects.

                  (b) Buyer, the Selling Shareholders and Valence agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable such information including access to books and records and assistance relating to Valence and the Valence Subsidiaries as is reasonably necessary for preparation of and filing of any return, for preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer, the Selling Shareholders and Valence shall cooperate with each other in the conduct of any audit or other proceedings involving Valence and the Valence Subsidiaries or any other entity with which they may be consolidated or combined for tax purposes and Buyer, the Selling Shareholders and Valence shall each execute and deliver said powers of attorney and other documents as are necessary to carry out the intent of this Section 5.8; provided, that Buyer shall have the right to control the resolution of such audit or settlement proceedings for which Buyer is to bear the cost of any resulting tax, interest or penalties and, provided further that the Selling Shareholders and Valence shall have the right to control the resolution of such audit or settlement of proceedings for which the Selling Shareholders and Valence are to bear the cost of any resulting tax, interest or penalty.


                                    ARTICLE 6

                               COVENANTS OF BUYER

            Buyer covenants that, except as otherwise agreed or authorized in writing by the Selling Shareholders and Valence, from the date of this Agreement until the Closing:

            6.1 Representations and Warranties True at Closing. Buyer shall use reasonable and diligent efforts to assure that all representations and warranties of Buyer set forth in this Agreement and in any written statements delivered to the Selling Shareholders and Valence by Buyer under this Agreement are true and correct as of the Closing Date, and that all conditions stated herein to the obligations of the Selling Shareholders and Valence are satisfied as soon as practicable and on or before the Closing Date.

            6.2 Notice of Proceedings. Buyer will promptly notify the Selling Shareholders and Valence in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree (or any threat to seek any of the foregoing) restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (b) receiving any notice from any court or governmental agency of its intention to (i) commence an investigation into, or commence a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) nullify or render ineffective this Agreement or such transactions if consummated.

            6.3 Additional Financial Statements, Press Releases and SEC Filings. Prior to the Closing Date, Buyer shall furnish to the Selling Shareholders' Representative on behalf of the Selling Shareholders as soon as practicable for each successive monthly period ending after Buyer's Balance Sheet Date unaudited consolidated financial statements of Buyer, when such financial statements are available in accordance with normal practices. Such consolidated financial statements shall be complete, accurate and correct and present fairly the financial condition of Buyer as of the end of each such monthly period and the results of operations for each of the periods then ended, and shall be prepared consistently with the preparation of Buyer Financial Statements included in the SEC Filings. Prior to the Closing Date, Buyer shall furnish to the Selling Shareholders' Representative on behalf of the Selling Shareholders as soon as practicable after the date of issuance any press release or other information regarding Buyer disseminated to the public and copies of any SEC Filings made after the date of this Agreement.


                                    ARTICLE 7

                  REMAKING OF REPRESENTATIONS, WARRANTIES, ETC.
                        AT CLOSING AND SURVIVAL OF TERMS

            Except as otherwise expressly stated in this Agreement and subject to the provisions of Section 10.5 hereof, all representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for, or delivered by or on behalf of the parties, pursuant to this Agreement, shall be deemed to have been remade at the Closing, subject to the changes and activities permitted by this Agreement, shall survive the Closing and the transactions contemplated hereby.

                                       ARTICLE 8

                        CONDITIONS TO THE OBLIGATIONS OF BUYER

            Except as otherwise specifically set forth in this Agreement or waived in writing by Buyer, all obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

            8.1 Representations and Warranties True at Closing. All representations and warranties of the Selling Shareholders and Valence contained in this Agreement, or in any written statement, Exhibit or Schedule delivered to Buyer by the Selling Shareholders and Valence under this Agreement, shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, as of the Closing Date.

            8.2 Performance of the Selling Shareholders and Valence. Each of the covenants, agreements and conditions of the Selling Shareholders and Valence to be performed, satisfied or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed, satisfied, complied with by the Selling Shareholders and Valence in all material respects, or otherwise waived or excused by Buyer, on or before the Closing Date. The Selling Shareholders and Valence each shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated as of the Closing Date and signed by the Selling Shareholders and Valence, respectively, certifying in such detail as Buyer shall reasonably request that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

            8.3 Authority Relating to this Agreement. All actions required to be taken by, or on the part of, the Selling Shareholders and Valence to authorize the Selling Shareholders and Valence to execute, deliver and carry out this Agreement and to consummate the transactions contemplated hereby in accordance with this Agreement shall have been duly and properly taken.

            8.4 Opinion of Counsel for the Selling Shareholders and Valence. Buyer and Buyer's counsel shall have received from Milbank, Tweed, Hadley & McCloy, Harney Westwood & Riegels, and Victor Chu & Co, opinions in form and substance reasonably satisfactory to Buyer and Buyer's counsel dated the Closing Date, covering the matters referred to in Exhibits 8.4A, 8.4B and 8.4C, respectively, with such language changes as are reasonably agreed to by Buyer, and with customary qualifications and assumptions.

            8.5 Documents from the Selling Shareholders and Valence. The Selling Shareholders and Valence shall have delivered to Buyer all of the documents described in Section 1.4 and such other documents as Buyer has reasonably requested in form, content and substance satisfactory to Buyer in the exercise of its reasonable discretion.

            8.6 Absence of Litigation, Etc. There shall not be pending or threatened any action, suit, proceeding or investigation by the BVI, Hong Kong, PRC or other foreign government, or U.S. or any state, municipal or local government, or any department, commission or agency of any of the foregoing, or any other party for any injunction, writ, preliminary restraining order or for any order of any court or governmental agency, domestic or foreign, of competent jurisdiction directly affecting or restraining, or in which it is sought to obtain damages or other relief that reasonably could be expected to have a material adverse effect on the business, operations or condition (financial or otherwise) of Buyer or Valence and the Valence Subsidiaries, taken as a whole, in connection with, any of the transactions contemplated by this Agreement, and there shall not have been issued and remain in effect any such injunction, writ, preliminary restraining order or such other order. No decree or order shall have been entered by a court having jurisdiction in the premises for relief in respect of the Selling Shareholders, Valence and/or any of the Valence Subsidiaries or adjudging the Selling Shareholders, Valence and/or any of the Valence Subsidiaries, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, adjustment or composition of or in respect of the Selling Shareholders, Valence and/or any of the Valence Subsidiaries, under the U.S. federal bankruptcy law or any other applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of or for the Selling Shareholders, Valence and/or any of the Valence Subsidiaries or any part of their property, or ordering the winding up or liquidation of their affairs. There shall not have been commenced by the Selling Shareholders, Valence and/or any of the Valence Subsidiaries a voluntary case, or the institution by any of them of proceedings to be adjudicated a bankrupt or insolvent, or the consent by any of them to the institution of bankruptcy or insolvency proceedings against it, or the filing by any of them of a petition or answer or consent seeking reorganization, arrangement or relief under the U.S. federal bankruptcy law or any other applicable law, or the consent or acquiescence by any of them to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any part of its property, or the making by any of them of an assignment for the benefit of creditors, or the admission by any of them in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Selling Shareholders, Valence and/or any of the Valence Subsidiaries in furtherance of any such action.

            8.7 Material Changes in Business. Between January 1, 1998 and the Closing Date, there shall have been no material adverse changes in the financial condition, results of operations, assets, liabilities, customer or supplier relationships, properties or sales of Valence and each of the Valence Subsidiaries, taken as a whole, other than changes incurred in the ordinary course of business or as expressly permitted or contemplated by this Agreement.

            8.8 Consents. On or before the Closing Date, except as waived or excused by Buyer, the consent or approval of all third parties, including without limitation landlords, lenders, and governmental agencies, whose consent or approval is necessary to the valid and effective transfer of the Valence Shares or to the continued enjoyment of the rights and privileges currently held by Valence and each of the Valence Subsidiaries, or to the valid and effective performance of the parties' obligations hereunder, shall have been granted.

            8.9 All Conditions Satisfied. Buyer shall have received copies of all documents and other evidence necessary to confirm that all conditions set forth in this Article 8 shall have been complied with and that all other actions and things required by this Agreement to be taken and accomplished shall have been so taken and accomplished, all in form and substance satisfactory to Buyer in its reasonable judgment.

            8.10 Stock Purchase Agreement. North 22 shall have entered into and consummated a Stock Purchase Agreement with Buyer to acquire all of the issued and outstanding shares of the capital stock of Valence not held of record and beneficially by the Selling Shareholders.

            8.11 Option Agreement. The Option Agreement by and between North 22 Nominees Ltd. and Valence dated October 17, 1997 shall have been canceled prior to exercise.

            8.12 Shareholders Agreement. The Shareholders Agreement (the "Legend-Valence Shareholders Agreement") by and among Legend Holdings (BVI) Limited, Thomrose Holdings (BVI) Limited, Rayfa (BVI) Limited and Anki (BVI) Limited, Wan Wah Tong Thomas, Yat Ming Choi Raymond, and Ki Ching Hui, and Legend-Valence Holdings (BVI) Limited dated May 1, 1995 shall have been terminated (the parties to the Legend-Valence Shareholders Agreement are collectively referred to in this Section 8.13 as the "Restricted Stockholders"). In addition, North 22 and each of its Affiliates and Valence and each of the Restricted Stockholders shall have executed a document stating that the Legend-Valence Shareholders Agreement and all other written or oral agreements (or portions of such agreements) related thereto are terminated or amended to effect termination of such Shareholders Agreement and any other agreements related thereto.

            8.13 Valence Options. All outstanding options to purchase the capital stock of Valence and/or the Valence Subsidiaries and all other rights, warrants and other convertible securities to purchase the capital stock of Valence and/or the Valence Subsidiaries outstanding as of the Closing Date shall be cancelled.

            8.14 Due Diligence. Buyer shall have completed a due diligence investigation of the business, operations, condition (financial and otherwise) and prospects of Valence and the Valence Subsidiaries, and the results of such investigation shall not have disclosed information that was not previously furnished in writing to Buyer and its representatives by the Selling Shareholders, Valence or any of Wan Wah Tong Thomas, Yat

Ming Choi Raymond or Wong Yin Bun Kenneth at least three (3) business days (California time) prior to the date of this Agreement and such information, in Buyer's reasonable opinion, could have a material adverse effect upon the business, financial condition, results of operations, assets, liabilities, customer or supplier relationships, properties or sales of Valence and each of the Valence Subsidiaries.

            8.15 Currency Fluctuation. There shall not have occurred a (a) change in the currency exchange rate between the Hong Kong dollar and the U.S. dollar as announced by the Hong Kong Monetary Authority or (b) devaluation of the PRC Renminbi against the Hong Kong dollar by 3% or more, as measured by the average of the official buying and official selling rates between the Hong Kong dollar and the PRC Renminbi announced by the People's Bank of China, in each case measured from the date of this Agreement.

            8.16 Shares Held by Nominee Shareholder. All of the issued share capital of each Valence Subsidiary held by a nominee shareholder or any other person or entity other than Valence or a Valence Subsidiary shall be duly transferred and assigned to Buyer.

            8.17 Employment Agreements. Wan Wah Tong Thomas, Yat Ming Choi Raymond and Wong Yin Bun Kenneth, respectively, shall have entered into employment agreements with Buyer in substantially the form of Exhibits 8.17A, 8.17B and 8.17C, respectively, attached hereto.

            8.18 Non-Competition Agreement. Wan Wah Tong Thomas, Yat Ming Choi Raymond and Wong Yin Bun Kenneth shall each have entered into a non-competition agreement with Buyer and Valence substantially in the form of Exhibits 8.18A, 8.18B and 8.18C, respectively, attached hereto.


                                    ARTICLE 9

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLING
                            SHAREHOLDERS AND VALENCE

            Except as otherwise specifically set forth in this Agreement or waived in writing by the Selling Shareholders and Valence, all obligations of the Selling Shareholders and Valence under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

            9.1 Representations and Warranties True at Closing. All representations and warranties of Buyer contained in this Agreement, or in any written statement, Exhibit or Schedule delivered by Buyer to the Selling Shareholders and Valence under this

Agreement, shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, as of the Closing Date.

            9.2 Buyer's Performance. Each of the covenants, agreements and conditions of Buyer to be performed, satisfied or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed, satisfied, complied with by Buyer in all material respects, or otherwise waived or excused by the Selling Shareholders and Valence, on or before the Closing Date. Buyer shall have delivered to the Selling Shareholders and Valence a certificate in form and substance satisfactory to the Selling Shareholders and Valence dated as of the Closing Date and signed by Buyer, certifying in such detail as the Selling Shareholders and Valence shall reasonably request that the conditions specified in Sections 9.1 and 9.2 have been fulfilled.

            9.3 Authority Relating to this Agreement. All actions required to be taken by, or on the part of, Buyer to authorize Buyer to execute, deliver and carry out this Agreement and to consummate the transactions contemplated hereby shall have been duly and properly taken.

            9.4 Opinion of Counsel. The Selling Shareholders and Valence shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel for Buyer, an opinion, in form and substance reasonably satisfactory to the Selling Shareholders and Valence, dated the Closing Date and covering the matters referred to in Exhibit 9.4 with such language changes as are reasonably agreed to by the Selling Shareholders and Valence, on the one hand, and Buyer, on the other hand, and with customary qualifications and assumptions.

            9.5 Documents from Buyer. Buyer shall have delivered to the Selling Shareholders and Valence all of the documents described in Section 1.5 in form, content and substance satisfactory to the Selling Shareholder, in the exercise of its reasonable discretion.

            9.6 Consents. On or before the Closing Date, except as waived or excused by the Selling Shareholders and Valence, the consent or approval of all third parties, including without limitation, lenders and governmental agencies, whose consent or approval is necessary to the valid and effective issuance of the SRS Shares, or to the valid and effective performance of the parties' obligations hereunder, shall have been granted.

            9.7 All Conditions Satisfied. The Selling Shareholders and Valence shall have received copies of all documents and other evidence necessary to confirm that all conditions set forth in this Article 9 shall have been complied with and that all other actions and things required by this Agreement to be taken and accomplished shall have been so taken and accomplished, all in form and substance satisfactory to the Selling Shareholders and Valence in their reasonable judgment.

            9.8 Absence of Litigation, Etc. There shall not be pending or threatened any action, suit, proceeding or investigation by the BVI, Hong Kong, PRC or other foreign government, or U.S. or any state, municipal or local government, or any department, commission or agency of any of the foregoing, or any other party for any injunction, writ, preliminary restraining order or for any order of any court or governmental agency, domestic or foreign, of competent jurisdiction directly affecting or restraining, or in which it is sought to obtain damages or other relief in connection with, any of the transactions contemplated by this Agreement, and there shall not have been issued and remain in effect any such injunction, writ, preliminary restraining order or such other order. No decree or order shall have been entered by a court having jurisdiction in the premises for relief in respect of Buyer or adjudging Buyer, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, adjustment or composition of or in respect of Buyer, under the U.S. federal bankruptcy law or any other applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of or for Buyer or any part of its property, or ordering the winding up or liquidation of its affairs. There shall not have been commenced by Buyer a voluntary case, or the institution by it of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, arrangement or relief under the U.S. federal bankruptcy law or any other applicable U.S. federal or state law, or the consent or acquiescence by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other-similar official) of any part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by Buyer in furtherance of any such action.

            9.9 Material Changes in Business. Between January 1, 1998 and the Closing Date, there shall have been no material adverse changes in the financial condition, results of operations, assets, liabilities, customer or supplier relationships, properties or sales of Buyer, taken as a whole, other than changes incurred in the ordinary course of business or as expressly permitted or contemplated by this Agreement.

            9.10 Employment Agreements. Buyer shall have entered into employment agreements with Wan Wah Tong Thomas, Yat Ming Choi Raymond and Wong Yin Bun Kenneth, respectively, in substantially the form of Exhibits 8.17A, 8.17B and 8.17C, respectively, attached hereto.

            9.11 Due Diligence. The Selling Shareholders shall have completed a due diligence investigation of the business, operations, condition (financial and otherwise) and prospects of the Buyer and its subsidiaries, if any, and the results of such investigation shall not have disclosed information that was not previously furnished in writing to the Selling Shareholders and their representatives by the Buyer at least three (3) business days

(California time) prior to the date of this Agreement and such information, in the Selling Shareholders reasonable opinion, could have a material adverse effect upon the business, financial condition, results of operations, assets, liabilities, customer or supplier relationships, properties or sales of the Buyer or the market price of SRS Common.

            9.12 Currency Fluctuation. There shall not have occurred a (a) change in the currency exchange rate between the Hong Kong dollar and the U.S. dollar as announced by the Hong Kong Monetary Authority or (b) devaluation of the PRC Renminbi against the Hong Kong dollar by 3% or more, as measured by the average of the official buying and official selling rates between the Hong Kong dollar and the PRC Renminbi announced by the People's Bank of China, in each case measured from the date of this Agreement.

            9.13 Board of Directors. Wan Wah Tong Thomas shall have been appointed to serve as a member of Buyer's Board of Directors.

            9.14 Additional Cash Payment. If the number of Total SRS Shares to be issued to the Seller Shareholders under Section 1.2 would exceed the number of Maximum SRS Shares, Buyer shall have elected to pay the additional cash amount to the Selling Shareholders (other than Anki) as provided in Section 1.2(b).


                                   ARTICLE 10

                                 INDEMNIFICATION

            10.1 Indemnification by Valence and the Selling Shareholders. Valence and each of the Selling Shareholders shall jointly and severally indemnify, defend and hold harmless Buyer and its officers, directors, employees, attorneys, and agents and its successors and assigns against and in respect of any and all losses, damages, claims, obligations, demands, actions, suits, proceedings, assessments, liabilities, judgments, recoveries and deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), all on an after-tax basis, less any amounts actually paid as insurance reimbursement, of any kind or character (collectively, a "Loss"), which arise out of, result from, or relate to any breach of, or failure by the Selling Shareholders or Valence fully to perform, or any inaccuracy in, any of the representations, warranties, covenants or agreements of the Selling Shareholders or Valence in this Agreement (whether known or unknown at Closing), or in any Schedule, Exhibit, certificate, list, or other document furnished or to be furnished by the Selling Shareholders or Valence under this Agreement.

            10.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless each of the Selling Shareholders and its officers, directors, employees, attorneys and agents and its successors and assigns against and in respect of any and all Losses, which arise out of, result from, or relate to any breach of, or failure by Buyer fully to perform, or any inaccuracy in, any of the representations, warranties, covenants or agreements of Buyer in this Agreement (whether known or unknown at Closing), or in any Schedule, Exhibit, certified list or other document furnished or to be furnished by Buyer under this Agreement.

            10.3 Notice of Claim. Whenever Buyer or any of the Selling Shareholders learns of or discovers any matter which may give rise to a claim for indemnification (the "Claim") against any other party under this Section 10 (the "Indemnity Obligor"), Buyer or such Selling Shareholder(s), as the indemnified party (the "Indemnified Party"), shall give notice to the Indemnity Obligor of the Claim. With respect to Claims which are the subject of actions, suits, or proceedings threatened or asserted in writing by any third party (a "Third Party Claim"), the Indemnified Party shall, within 15 days following receipt of such Third Party Claim, promptly notify the Indemnity Obligor in writing of any Claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within 15 days of its discovery of a Third Party Claim, such Claim shall be barred only to the extent that the Indemnity Obligor is prejudiced by such failure to notify. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the Claim asserted.

            10.4 Defense. If the facts relating to a Loss arise out a Third Party Claim, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants, reasonably satisfactory to the Indemnified Party, at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense, unless (a) the employment thereof has been specifically authorized by the Indemnity Obligor,
(b) such Indemnified Party has been advised by counsel reasonably satisfactory to the Indemnity Obligor that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnity Obligor and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (c) the Indemnity Obligor has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party. Whether or not the Indemnity Obligor chooses to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trial as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a Third Party Claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim. The Indemnity Obligor will take no action in connection with any claim that would adversely affect the Indemnified Party without the consent of the Indemnified Party.

            10.5 Duration of Parties' Obligations. The Indemnity Obligor's indemnification obligations under this Agreement shall survive the Closing and shall terminate as follows: (a) with respect to claims for indemnity arising as a result of a breach of the representations and warranties contained in Sections
2.1 through and including 2.8, 3.4, 3.5, 3.8, 3.33, 4.1, 4.6 and 5.8, and claims for indemnity involving any action, suit or proceeding threatened or asserted in writing by any third party against Buyer or the Selling Shareholders which arise out of, result from or are attributable to any breach of, or failure by Buyer, on the one hand, or Valence or the Selling Shareholders, on the other hand, to materially perform, or any inaccuracy in any of the representations, warranties, covenants or agreements of Buyer, on the one hand, or Valence or the Selling Shareholders, on the other hand, in this Agreement or in any schedule, exhibit, certificate, list or other document furnished by Buyer, on the one hand, or Valence or the Selling Shareholders, on the other hand, under this Agreement, they shall continue and not terminate and (b) with respect to all other claims for indemnity, after one (1) year from the Closing Date.

            10.6 Arbitration. Any controversy or claim arising out of or relating to the provisions of Article 10 of this Agreement (including the validity of an alleged Claim) shall be resolved by arbitration. Arbitration proceedings shall be commenced by the delivery by any party to a dispute to the other(s) of written notice requesting arbitration. The matter shall be submitted to such disinterested arbitrator as shall be agreed upon by the parties to the dispute, which arbitrator shall determine the rules to govern the arbitration proceedings. Each party shall bear its own costs and expenses incurred by it in connection with the arbitration; all other costs, including arbitrators' fees and expenses, shall be borne equally by the parties. Notwithstanding the foregoing, if the arbitrator determines that one party acted unreasonably and not in good faith, the arbitrator shall have authority to assess the costs and expenses of the arbitration, including the arbitrator's fee and reasonable attorneys' fees, against that party. In the event the parties are unable to agree upon an arbitrator within ten (10) business days of the date a notice requesting arbitration is delivered, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If arbitration is conducted pursuant to the rules of the AAA, then the controversy or claim shall be decided by a board of three (3) arbitrators. Each of Buyer, on the one hand, and Valence and the Selling Shareholder, on the other hand, shall select one (1) arbitrator within ten (10) business days of a demand for arbitration being made or, in the event of a party's failure to so select, an arbitrator shall be named for that party by the AAA. Within ten (10) business days of their selection, the two (2) arbitrators so selected shall select a third arbitrator from the National Panel of Arbitrators maintained by the AAA or as they otherwise shall agree. All arbitrators, however selected, shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an "expert" with respect to such subject matter. (For example, any claim or controversy involving financial or accounting issues shall be decided by certified public accountants.) Any arbitration hearing shall be held in Orange County, California, unless the parties to the dispute agree otherwise. The governing law for the purposes of any arbitration arising hereunder shall be as set forth in
Section 14.7 hereof. Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding any arbitration rules to the contrary, the award of the arbitrator must be made no later than three (3) months following the date on which the arbitrator or arbitrators are appointed, unless the issue is the subject of litigation brought by a third party and the arbitrator deems it appropriate to defer his award until the litigation is resolved.

            10.7 Limitations on Amount -- Valence and the Selling Shareholders. Valence and the Selling Shareholders will have no liability (for indemnification or otherwise) under Section 10.1 until the total of all amounts that would be subject to claims for indemnification with respect to such matters exceeds U.S. $250,000, in which event Valence and the Selling Shareholders shall be liable for such claims to the full extent thereof. However, this Section will not apply in the case of fraud or misrepresentation or an intentional breach of or default under any provision of this Agreement on the part of Valence or any Selling Shareholder.

            10.8 Limitations on Amount -- Buyer. Buyer will have no liability (for indemnification or otherwise) under Section 10.2 until the total of all amounts which would be subject to claims for indemnification with respect to such matters exceeds U.S. $250,000, in which event Buyer shall be liable for such claims to the full extent thereof. However, this Section will not apply in the case of fraud or misrepresentation or an intentional breach of or default under any provision of this Agreement on the part of Buyer.

            10.9 Right of Offset. Buyer shall have the right to offset any amounts owed by any Selling Shareholder pursuant to the provisions of Section
10.1 of this Agreement against (a) the SRS Shares held in the Escrow Deposit and
(b) any amounts due any Selling Shareholder under this Agreement, any employment agreement entered into between Buyer and any of the Selling Shareholders and any other agreement to which Buyer, Valence or any Valence Subsidiary and any Selling Shareholder are parties, in satisfaction of the indemnification obligations set forth in Section
10.1 of this Agreement.


                                   ARTICLE 11

                                   TERMINATION

            11.1 Mutual Agreement. This Agreement may be terminated at any time prior or to the Closing Date by the written agreement of the parties hereto.

            11.2 Termination by Buyer. This Agreement may be terminated by Buyer if on the Closing Date the conditions set forth in Article 8 of this Agreement shall not have been satisfied by the Selling Shareholders or waived by Buyer, or as otherwise expressly provided herein.

            11.3 Termination by the Selling Shareholders and Valence. This Agreement may be terminated by the Selling Shareholders and Valence if on the Closing Date the conditions set forth in Article 9 of this Agreement shall not have been satisfied by Buyer or waived by the Selling Shareholders and Valence, or as otherwise expressly provided herein.

            11.4 Effect of Termination. In the event that this Agreement is terminated pursuant to Sections 11.1, 11.2, or 11.3, this Agreement shall, except as otherwise expressly provided herein, become null and void and no party hereto shall have any further rights, obligations or liabilities hereunder. Except as otherwise expressly provided herein, any party damaged may bring an action against any party who failed to act in good faith in completing this transaction.


                                   ARTICLE 12

                                      COSTS

            12.1 Finder's or Broker's Fees. The Selling Shareholders and Valence each represents to Buyer that it has not made any arrangement or had any dealings whereby Valence, and/or any of the Valence Subsidiaries or Buyer could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. Buyer represents to the Selling Shareholders and Valence that Buyer has not and will not pay any brokerage commission or finder's fee in respect of the consideration to be paid under Sections 1.2 and 5.6, and Buyer has not made any arrangement or had any dealings whereby the Selling

Shareholders, Valence and/or any of the Valence Subsidiaries could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. The Selling Shareholders and Valence on the one hand, and Buyer, on the other hand, each agree to indemnify and hold harmless the other against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys fees, incurred or suffered by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

            12.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except with respect to damages due a party as provided under Section 11.4, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery, and performance hereof, including, without limitation, the fees and expenses of its respective counsel, accountants and other experts.

            12.3 Audit Fees. The Selling Shareholders represent that they shall pay 45% of the fees and expenses of a reputable independent auditing firm acceptable to Buyer and the Selling Shareholders to (a) provide to Buyer and Valence consolidated financial statements of Valence and the Valence subsidiaries for the fiscal year ended March 31, 1997, pursuant to H.K. GAAP, and (b) reconcile such consolidated financial statements to U.S. GAAP.


                                   ARTICLE 13

                        DEFINITIONS AND ACCOUNTING TERMS

            13.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and "immediate family" shall mean parents, spouse and children.

                  "Agreement" means this Stock Purchase Agreement as from time to time amended and in effect between the parties.

                  "Buyer" means and shall include SRS Labs, Inc., a Delaware corporation, and its successors and assigns.

                  "BVI" means the British Virgin Islands.

                  "Closing Date" means a date on or before March 3, 1998 (Hong
Kong), as may be mutually agreed upon in writing by Buyer, the Selling Shareholders and Valence.

                  "Companies" means all of Valence, VSD, ASP, LEC, VEL, LML, LEL, VHY and all of the other Valence Subsidiaries collectively, and "Company" means each of Valence, VSD, ASP, LEC, VEL, LML, LEL, VHY and all of the other Valence Subsidiaries individually.

                  "Companies Ordinance" means the Companies Ordinance, Chapter 32, Laws of Hong Kong.

                  "Consolidated" when used with reference to any term defined herein shall, except as otherwise specifically provided, mean that term as applied to the accounts of Valence and the Valence Subsidiaries consolidated in accordance with H.K. GAAP.

                  "Consolidated Balance Sheet" means the Consolidated corporate balance sheet of Valence at March 31, 1997, prepared in accordance with H.K. GAAP, and which is attached hereto as Exhibit "13.1."

                  "Exchange Act" means the U.S. Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other U.S. federal Agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

                  "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

                  "H.K. GAAP" means Hong Kong generally accepted accounting principles after eliminating intercompany items and minority interests.

                  "Knowledge" means, with respect to the Selling Shareholders and the Companies, the actual knowledge, after due inquiry, of each of the Selling Shareholders and of each of the officers and directors of Valence and each of the Valence Subsidiaries.

                  "Material Adverse Effect" means a material adverse effect on the business, operations or condition (financial or otherwise) of Valence or any of the Valence Subsidiaries or Buyer, as the context warrants.

                  "North 22" means North 22 Capital Partners 2, Inc., a British Virgin Islands company.

                  "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, trust, estate of a deceased natural person, foundation, fund, institution, society, union or club or unincorporated organization, or a government or any agency or political subdivision thereof.

                  "PRC" means the People's Republic of China.

                  "Securities Act" means the U.S. Securities Act of 1933, as amended, or any similar U.S. federal statute, and the rules and regulations of the U.S. Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

                  "Selling Shareholders' Representative" means Wan Wah Tong Thomas.

                  "SRS Non-Compete Shares" means the shares of SRS Common issued pursuant to Section 5.6 of this Agreement.

                  "SRS Common" means the shares of common stock, U.S. $.001 par value per share of Buyer.

                  "U.S. GAAP" means U.S. generally accepted accounting principles after eliminating intercompany items and minority interests.

                  "Valence Financial Statements" means the financial statements of Valence as specified in Section 3.6 herein.

                  "Valence Shares" means the ordinary shares, U.S. $0.13 par value per share, of Valence Technology, Inc. which are held of record and beneficially by the Selling Shareholders and which are the subject of purchase by Buyer pursuant to this Agreement.

                  "Valence Subsidiary" or "Valence Subsidiaries" means any corporation, 50% or more of the outstanding voting stock of which shall at the time be owned by Valence or by one or more of Valence's subsidiaries, or any other entity or enterprise, 50% or more of the equity of which shall at the time be owned by Valence or by one or more of Valence's subsidiaries.

            13.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. GAAP and all other financial data submitted pursuant to this Agreement shall be prepared and calculated in accordance with such principles.


                                   ARTICLE 14

                                  MISCELLANEOUS

            14.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

            14.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            14.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            14.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to:

                  (a) confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns;

                  (b) relieve or discharge any obligation or liability of any third persons to any party to this Agreement; or

                  (c) confer upon any third person any right of subrogation or action over or against any party to this Agreement.

            14.5 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns. This Agreement may not be assigned by any party except with the written consent of the other party to this Agreement.

            14.6 Notices. All notices, payments (other than at Closing), requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by telecopy or facsimile or mailed by overnight, commercial air courier service or by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

               If to any of the
               Selling Shareholders
               or Valence:          Valence Technology Inc.
                                    Unit 413 4th Floor
                                    Hong Kong Industrial Technology Centre
                                    72 Tat Chee Avenue
                                    Kowloon Tong, Hong Kong
                                    Fax: (852) 2776-7770

               With a copy to:      Milbank, Tweed, Hadley & McCloy
                                    3007 Alexandra House
                                    16 Chater Road
                                    Hong Kong
                                    Fax: (852) 2840-0792
                                    Attention:  Douglas Tanner, Esq.

               If to Buyer:         SRS Labs, Inc.
                                    2909 Daimler Street
                                    Santa Ana, California 92705
                                    Fax: (714) 852-1099
                                    Attention: John Au Yeung, Director

               With a copy to:      Paul, Hastings, Janofsky & Walker LLP
                                    695 Town Center Drive
                                    Seventeenth Floor
                                    Costa Mesa, California 92626-1924
                                    Fax: (714) 979-1921
                                    Attention: John F. Della Grotta, Esq.

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above. Notice will conclusively be deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by an overnight, commercial air courier service or on the fifth day after being sent by first class, registered or certified mail, or if given by telecopy or facsimile machine, when confirmation of transmission is indicated by the sender's telecopy or facsimile machine.

            14.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

            14.8 Venue. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of Orange, and/or the United States District Court for the Central District of California (Southern Division) for any actions, suits, controversies or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of California, County of Orange and/or the United States District Court for the Central District of California (Southern Division), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

            14.9 Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements (except for the Confidentiality Agreement dated January 28, 1998, between the parties) concerning the subject matter hereof.

            14.10 Further Assurances. The Selling Shareholders and Valence will from time to time subsequent to the Closing Date, at Buyer's request and without further consideration, execute and deliver such other instruments of conveyance, assignment, and transfer, and take such other actions, as Buyer may reasonably request in order to more effectively convey, assign, transfer to and vest in Buyer the Valence Shares.

            14.11 Gender. All pronouns used herein shall, regardless of gender, include all genders, as required by the context.

            14.12 Validity; Severability. Each Article, section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. In substitution for any provision of this Agreement held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.

            14.13 Press Release. The Selling Shareholders and Valence shall not release a press release relating to this Agreement or any of the transactions or documents contemplated hereby without first submitting a copy of such press release to Buyer and obtaining the prior approval of Buyer to any such press release, which approval shall not be unreasonably withheld.

            14.14 Tax Elections. At Buyer's option, the Selling Shareholders and Valence agree to cooperate with and assist Buyer (both before and after the Closing) in structuring the purchase of the Valence Shares to achieve the tax results desired by Buyer for both U.S. and Hong Kong income tax purposes, including but not limited to, the filing of any necessary tax elections, agreeing to any corporate liquidation, merger, distribution or sale of assets or any other action requested of the Selling Shareholders by Buyer, to the extent such cooperation or action does not cause an increase in the Selling Shareholders' aggregate Hong Kong income tax liability on the sale of the Valence Shares. The Selling Shareholders, Valence and Buyer further agree that this Agreement is intended to constitute a purchase of stock for U.S. income tax purposes and is not intended to constitute a reorganization, as such term is defined in section 368(a)(1) of the Internal Revenue Code of 1986, as amended. Notwithstanding the provisions of Section 10.5 hereof, Buyer shall indemnify the Selling Shareholders against any Loss (as defined in Section 10.1 hereof) arising from this Section 14.14, provided, that the Selling Shareholder's representation and warranty set forth in Section 2.7(d) is true and correct as of the date hereof and the Closing Date.

            14.15 Statutory Books and Records. After the Closing, the Selling Shareholders agree to cooperate with and assist Buyer, and to use their best efforts to cause the current and former officers and employees of each of the Companies to cooperate with and assist Buyer, to make all necessary or appropriate corrections, amendments and modifications to the statutory books and records of each of the Valence Subsidiaries as required by applicable law.


                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  BUYER

                                  SRS LABS, INC.,  a Delaware corporation


                                  By: /s/ THOMAS C.K. YUEN
                                      ------------------------------------------
                                      Thomas C.K. Yuen, Chairman of the
                                      Board and Chief Executive Officer


                                  VALENCE

                                  VALENCE TECHNOLOGY INC., a British
                                  Virgin Islands company


                                  By: /s/ THOMAS WAH TONG WAN
                                      ------------------------------------------
                                      Thomas Wah Tong Wan,
                                      Chief Executive Officer


                                  SELLING SHAREHOLDERS

                                  THOMROSE HOLDINGS (BVI) LIMITED


                                  By: /s/ THOMAS WAH TONG WAN
                                      ------------------------------------------
                                      Thomas Wah Tong Wan,
                                      Director

                                  CAPE SPENCER INTERNATIONAL LIMITED

                                  By: /s/ WONG YIN BUN
                                      ------------------------------------------
                                      Wong Yin Bun,
                                      Director


                    (signatures continued on following page)

                                  RAYFA (BVI) LIMITED

                                  By: /s/ CHOI YAT MING
                                      -----------------------------------------
                                      Choi Yat Ming,
                                      Director


                                  ANKI (BVI) LIMITED


                                  By: /s/ HUI KI CHING
                                      -----------------------------------------
                                      Hui Ki Ching,
                                      Director